Exhibit 4.2

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

AGREEMENT

OF

BRIDGEBIO PHARMA LLC

a Delaware Limited Liability Company

Dated as of November 20, 2018

MEMBERSHIP INTERESTS IN BRIDGEBIO PHARMA LLC, A DELAWARE LIMITED LIABILITY COMPANY, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE NOT OTHERWISE BEEN REGISTERED WITH OR QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR ANY OTHER JURISDICTION. THE MEMBERSHIP INTERESTS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE MEMBERSHIP INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND CANNOT BE SOLD, PLEDGED, HYPOTHECATED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF AT ANY TIME EXCEPT IN COMPLIANCE WITH (i) THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THIS LIMITED LIABILITY COMPANY AGREEMENT OF BRIDGEBIO PHARMA LLC, AND (ii) APPLICABLE FEDERAL, STATE AND OTHER SECURITIES LAWS. THEREFORE, PURCHASERS OF THE MEMBERSHIP INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

5.4	Other Tax Provisions	36

Article 6. OPERATIONS		37

6.1	Management	37
6.2	Powers of Members	43
6.3	Limitations on Authority	43
6.4	Remuneration and Reimbursement	43
6.5	Reliance by Third Parties	44
6.6	Records and Reports	44
6.7	Actions Requiring Approval by Certain Preferred Members	46
6.8	Indemnification by the Company	48
6.9	Other Activities	50
6.10	No Duty; Fiduciary Duties	51
6.11	Certain Operational Matters	52

Article 7. INTERESTS AND TRANSFERS OF INTERESTS		53

7.1	Transfers	53
7.2	Further Restrictions	54
7.3	Rights of Assignees	55
7.4	Admissions, Withdrawals and Removals	55
7.5	Admission of Assignees as Substitute Members	56
7.6	Withdrawal of Members	56
7.7	Liens	56
7.8	Take-Along Rights	56
7.9	Right of First Refusal	59
7.10	Co-Sale Rights	61
7.11	Conversion	63
7.12	Liquidity Rights	64
7.13	Distributions Upon Fundamental Transaction	68

Article 8. DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY		68

8.1	Limitations	68
8.2	Exclusive Causes	68
8.3	Effect of Dissolution	68
8.4	No Capital Contribution Upon Dissolution	69
8.5	Liquidation	69

Article 9. MISCELLANEOUS		70

9.1	Amendments	70
9.2	Member Representations and Warranties	70
9.3	Accounting and Fiscal Year	74
9.4	Entire Agreement	74
9.5	Further Assurances	74

ii

9.6	Notices	74
9.7	Tax Matters	75
9.8	Binding Effect	76
9.9	Severability	76
9.10	Confidentiality	76
9.11	Interpretation	77
9.12	No Third Party Beneficiaries	78
9.13	Counterparts	78
9.14	Waiver	78
9.15	Aggregation of Units	78
9.16	Consents	79
9.17	KKR and Viking Names	79
9.18	Ownership of Company Property	79
9.19	Force Majeure	79
9.20	Tax Advice	80
9.21	Headings	80
9.22	Survival	80
9.23	Termination Upon an IPO	80
9.24	Attorneys’ Fees	80
9.25	Attorney-in-Fact	80
9.26	Governing Law	81
9.27	Submission to Jurisdiction; Forum; Waiver of Jury Trial	81
9.28	Equitable Remedies	82

Exhibit A	Members, Capital Account Balances and Units

Exhibit B	Form of Regulatory Certification

Exhibit C	Form of Registration Rights Agreement

Schedule 6.4.2	Platform Fees

iii

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

BRIDGEBIO PHARMA LLC

This FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of BridgeBio Pharma LLC, a Delaware limited liability company (the “Company”), is made and entered into as of November 20, 2018 (the “Effective Date”), by and among KKR Genetic Disorder L.P., a Delaware limited partnership (together with its successors and assigns, the “KKR Member” or “KKR”), each Person listed on Exhibit A hereto as of the Effective Date as a New Member (the “New Members”), each Person listed on Exhibit A hereto as of the Effective Date as an Existing Member (the “Existing Members”), and each Additional Member and Substitute Member from time to time admitted in accordance with this Agreement, in each case for so long such party remains a Member of the Company. The Company is organized under the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq. (as amended from time to time, the “Act”).

RECITALS

WHEREAS, the Company was formed as a Delaware limited liability company pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on March 9, 2016 in accordance with the Act;

WHEREAS, the Company has been governed by that certain Third Amended and Restated Limited Liability Company Agreement of the Company dated as of August 15, 2017 (as amended, the “Prior Agreement”);

WHEREAS, the Existing Members are the Members of the Company pursuant to the terms of the Prior Agreement, and own Founder Units, Common Units, Series A Preferred Units, Series B Preferred Units and Series C Preferred Units of the Company, in each case as set forth next to the name of such Person on Exhibit A hereto;

WHEREAS, the New Members and certain Existing Members have entered into a Series D Preferred Unit Purchase Agreement with the Company, dated as of November 20, 2018, pursuant to which the New Members and such Existing Members are purchasing newly issued Series D Preferred Units from the Company (as amended in accordance therewith, the “Purchase Agreement”);

WHEREAS, the parties hereto desire to (a) continue the Company as a limited liability company in accordance with the Act, (b) admit the New Members as Members to the Company, (c) maintain the Existing Members as Members of the Company, (d) create new Interests in the Company and amend the existing Interests in the Company as set forth herein, and (e) provide for the management and operation of the Company on new terms, all as set forth in this Agreement; and

WHEREAS, the parties desire to amend and restate the Prior Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.

ORGANIZATIONAL MATTERS

1.1 Continuation. Upon the filing of the Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of the State of Delaware on March 9, 2016, the Company was formed as a limited liability company under the Act for the purposes and upon the terms and conditions hereinafter set forth. The rights and obligations of the Members and the administration and termination of the Company shall be governed by this Agreement and the Act. This Agreement shall be considered the “Limited Liability Company Agreement” of the Company within the meaning of Section 18-101(7) of the Act. To the extent this Agreement is inconsistent in any respect with any non-mandatory provisions of the Act, this Agreement shall control. Upon the Effective Date: (a) each Existing Member shall continue as a Member of the Company; (b) each of the parties to this Agreement hereby approves for all purposes, (i) the transactions contemplated pursuant to the Purchase Agreement, and (ii) the adoption of this Agreement, amending and restating the Prior Agreement in its entirety as set forth in this Agreement, and the creation of the Series D Preferred Units with rights, preferences or privileges senior to the other Units, as set forth in this Agreement and the changes to the rights, preferences or privileges of the Founder Units, the Common Units, the Series A Preferred Units, the Series B Preferred Units and the Series C Preferred Units and waives all rights of rights of first refusal, co-sale rights or similar rights, in connection therewith; and (c) the New Members are admitted to the Company as Members with effect on the Effective Date. This Agreement amends, restates and replaces in its entirety the Prior Agreement on and as of the Effective Date.

1.2 Name. The name of the Company shall be “BridgeBio Pharma LLC”. The Company may also conduct business at the same time under one or more fictitious names, as determined by the Board. The Board may change the name of the Company, from time to time, in accordance with applicable law.

1.3 Principal Place of Business; Other Places of Business. The principal place of business of the Company shall be located at a place within or outside the State of Delaware as the Board may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Board deems advisable. The principal place of business of the Company as of the Effective Date shall be 421 Kipling Street, Palo Alto, California 94301.

1.4 Business Purpose. Subject to the provisions of this Agreement, the Company may (a) carry on any lawful business, purpose or activity permitted to be carried on by limited liability companies under the Act, (b) exercise all rights and powers granted to the Company under this Agreement and any other agreements contemplated hereby, as the same may be amended from time to time and (c) engage in any other lawful acts or activities incidental or ancillary thereto as the Board deems necessary or advisable for which limited liability companies may be organized under the Act.

1.5 Certificate of Formation; Filings. The Certificate was previously filed with the Delaware Secretary of State as required by the Act. The Board may cause to be executed and filed any amendments to the Certificate from time to time as the Board shall deem necessary or advisable. The Board may also cause to be made, on behalf of the Company, such additional filings and recordings as the Board shall deem necessary or advisable.

1.6 Designated Agent for Service of Process. The Company shall continuously maintain a registered office and a designated and duly qualified registered agent for service of process on the Company in the State of Delaware. As of the Effective Date: (a) the address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801; and (b) the Company’s registered agent for service of process at such address is The Corporation Trust Company. Such office and agent may be changed from time to time by the Board.

1.7 Term. The term of the Company commenced on the date that the Certificate was filed with the Delaware Secretary of State, and shall continue until the Company is dissolved in accordance with this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until termination pursuant to this Agreement.

1.8 Partnership Status for Income Tax Purposes. It is the intent of the Members that the Company shall be classified as a “partnership” for federal, state and, if applicable, local income tax purposes. Such characterization is solely for such tax purposes and does not create or imply a general partnership among the Members for state law or any other purpose.

1.9 Certain Operational Matters. (a) Without the prior written consent of each of KKR and Viking, the Company shall not have any operating activities and shall not enter into any agreement or undertake any other activity (including making any portfolio investment) that is reasonably expected to cause the Company to realize Non-Qualifying Income after the Effective Date. Without limiting the foregoing, the Company will not invest in any disregarded or “pass through” entity without the prior written consent of each of KKR and Viking. The Company shall use best efforts to structure and manage its operations after the Effective Date in a manner which will minimize the likelihood of any Non-US Member realizing ECI, any Tax-Exempt Member realizing UBTI or any Section 892 Member realizing CAI with respect to the Company or its investments, provided that the obligation to use such efforts will be deemed satisfied with respect to any arrangement described in Section 1.9(b) or Section 1.9(c), and provided, further, that realization of ECI by any Non-US Member, UBTI by any Tax-Exempt Member or CAI by any Section 892 Member will not create a presumption that the Company has breached this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, in the event that a proposed investment consists of equity in a disregarded or “pass through” entity for tax purposes or may otherwise cause the Company to realize ECI, UBTI, CAI or Non-Qualifying Income, and each of KKR and Viking consents to the making of such investment, the Company shall be deemed to have satisfied its undertaking set forth in Section 1.9(a) with respect to any such portfolio investment if it provides all Members with the opportunity (or the requirement) to contribute capital with respect to such portfolio investment through another partnership or vehicle owned by the Members of the Company, provided that, in any case, the arrangements relating to such alternative investment structure shall be consistent in all material respects with the economic arrangements of the Members contemplated by this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, in the event the Company incurs indebtedness and the Majority Preferred Members consent to the incurrence of such indebtedness, the Company shall be deemed to have satisfied its undertaking set forth in Section 1.9(a) with respect to such indebtedness (and the use of proceeds from such indebtedness to fund investments made by the Company). If any Tax-Exempt Member notifies the Company that it would prefer to be excluded from participation in respect of such indebtedness (and any investments made with the proceeds of such indebtedness), then with the approval of the Majority Preferred Members, including KKR and Viking, with respect to such Tax-Exempt Member, the Board, in its sole discretion, may take such actions as it determines are reasonably necessary with the intent that any such borrowing (and the related interest expense) shall not be allocated to such Tax-Exempt Member (including making such adjustments, as the Board determines reasonably necessary, to the distribution provisions under Article 4 to prevent such Tax-Exempt Member from (x) bearing the cost of any interest or principal payments in respect of such borrowing or (y) participating in income, gain or loss realized by the Company in respect of any investments (or portions thereof) made with proceeds from such borrowing). Each Member acknowledges and agrees that (i) the Company is not providing the Members with tax advice regarding the structure or actions described in this Section 1.9(c), (ii) each Member is relying on its own tax advisor with respect to the likelihood that such Member incurs UBTI as a result of the Company borrowing money in accordance with this Agreement, and (iii) neither the Company nor any other Member will have any liability to any Member or any of its officers, directors, employees, managers, members, partners, investors, affiliates, advisors or other persons if such Member or any such person incurs UBTI as a result of, or in connection with, the Company borrowing money in accordance with this Agreement (including from using the proceeds from such borrowing to fund investments made by the Company) or any decision made by the Company or the Board whether to adjust (or not adjust) such Member’s distribution rights or allocations in connection therewith.

ARTICLE 2.

DEFINITIONS

2.1 Definitions. Capitalized words and phrases used and not otherwise defined in this Agreement shall have the following meanings:

“Act” is defined in the Preamble.

“Actions” is defined in Section 6.8.1.

“Additional Members” is defined in Section 3.4.

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year or other period, after giving effect to the following adjustments:

(a) Add to such Capital Account the following items:

(i) The amount, if any, that such Member is obligated to contribute to the Company upon liquidation of such Member’s Interest; and

(ii) The amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Subtract from such Capital Account such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the negative balance, if any, in such Member’s Adjusted Capital Account.

“Affiliate” means, with reference to a specified Person, a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital, private equity or other investment fund or account now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company or investment advisor with, such Person, and the term “Affiliated” shall have the correlative meaning. The Company and its Affiliates shall not be considered Affiliates of the KKR Member or of any of the KKR Member’s Affiliates for purposes of this Agreement.

“Affiliate Transfer” means (i) a transfer of Units by a Member to a wholly-owned Affiliate of such Member (excluding any operating or portfolio company) where such Member retains ultimate control over the disposition and voting of such Units and over the disposition and voting of such Affiliate and any interests therein, (ii) a transfer of Units by a Member to an Affiliated venture capital, private equity or other investment fund or an Affiliated investment vehicle (but, for the avoidance of doubt, excluding any portfolio company), in each case that is managed or controlled by or under common control with the Member or an Affiliate of the Member that also manages or controls the Member, and where the Member or an Affiliate of the Member that also manages or controls the Member or is under common control with the Member retains ultimate control over the disposition and voting of such Units and over the disposition and voting of such Affiliated venture capital, private equity or other investment fund or an Affiliated investment vehicle, (iii) a transfer of Units by a Member to a wholly-owned subsidiary (excluding any such subsidiary which is an operating or portfolio company of a venture capital, private equity or other investment fund) of any direct or indirect parent company that wholly-owns such transferring Member and (iv) if approved in advance by the Board and the Majority Preferred Members in their sole discretion, a transfer of Units by a Member to any other Affiliate of such Member.

“Agreement” is defined in the Preamble.

“AIG” is defined in Section 6.1.4.

“Aisling” is defined in Section 6.1.4.

“Assignee” means any Person: (a) to whom a Member (or Assignee thereof) Transfers all or any part of its Interest in accordance with the terms of this Agreement, and (b) who has not been admitted to the Company as a Substitute Member pursuant to Section 7.5 of this Agreement.

“Bribery Legislation” means any and all of the following; the UK Bribery Act of 2010; any legislation implemented pursuant to the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; and any other laws or regulations prohibiting the bribery of government officials, or private persons in any jurisdiction in which the Company or the Controlled Platform Companies, operate, or conduct any business, or financial transactions.

“Board” is defined in Section 6.1.1.

“Business Day” means any day other than Saturday, Sunday or another day on which commercial banks in New York, New York are authorized or required by law to close.

“CAI” means items of income from commercial activities within the meaning of Section 892(a)(2)(A)(i) of the Code.

“Call Notice” is defined in Section 3.9.6.

“Call Option” is defined in Section 3.9.6.

“Call Right Units” is defined in Section 3.9.6.

“Capital Account” means the capital account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be added (i) such Member’s Capital Contributions, (ii) such Member’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 5 or other provisions of this Agreement, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b) From each Member’s Capital Account there shall be subtracted (i) the amount of (A) cash and (B) the Gross Asset Value of any Company Assets (other than cash) distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article 5 or other provisions of this Agreement, and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c) In the event any Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest.

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions thereto or subtractions therefrom, are computed in order to comply with such Regulations, the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article 5 hereof upon the dissolution of the Company.

“Capital Contributions” means: (a) with respect to any Member and any Units, the total amount of cash and the initial Gross Asset Value of property (other than cash) contributed to the capital of the Company by such Member in respect of such Units (net of any liabilities (i) secured by such property or to which such property is otherwise subject or (ii) assumed by the Company or any consolidated Platform Company thereof, in each case in connection with such contribution), whether as an initial Capital Contribution or as an additional Capital Contribution; or (b) where the context requires, any such contribution individually.

“Cash Available for Distribution” means, as of a specified date and subject to the requirements of any material agreements of the Company, all unrestricted Company cash and cash equivalents then on hand that the Board in good faith determines are available for distribution (which may exclude, among other things, amounts the Board determines should be used for (a) payments in connection with any loan to the Company or any other loan secured by a Lien on any Company Assets, (b) payments in connection with any other Company liabilities, and (c) the restoration, increase or creation of reserves).

“Cash Items” include these items (unless the Company deals or trades in any such item): cash; coins; paper currency; demand deposits with banks; checks; bank drafts; money orders; travelers checks (unless purchased in expectation of profit or marketed as an investment); and shares held for cash-management purposes in a U.S. money market fund registered under the Investment Company Act intended to maintain a stable net asset value of $1.00 per share. An item listed above may not constitute a “Cash Item” if the Company deals or trades in that item.

“Certificate” is defined in Section 1.1.

“Claim” is defined in Section 6.8.9.

“Co-Sale Acceptance Notice” is defined in Section 7.10.1.

“Co-Sale Interests” is defined in Section 7.10.1.

“Co-Sale Offeree” is defined in Section 7.10.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Member” means any Member who holds Common Units.

“Common Unit Cap” means $17,338,177 (as adjusted for any splits, subdivisions, combinations or the like).

“Common Units” means the Units designated as Common Units having the rights to receive distributions and allocations of Net Profits and Net Losses (and items thereof) of the Company as set forth for such Units herein, which Units are issued to the Persons designated as Common Members in the amounts set forth opposite such Member’s name as such Member’s Common Units on Exhibit A attached hereto or in the books and records of the Company, as amended or supplemented from time to time.

“Company” is defined in the Preamble.

“Company Assets” means all direct and indirect interests in real and personal property owned by the Company from time to time, and shall include both tangible and intangible property (including cash).

“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Company Sale Initiation Notice” is defined in Section 7.12.1.

“Control” (including as used in the terms “Controlling,” “Controlled by” and “under common Control with”) means possession, directly or indirectly, of (a) more than 50% of the securities or other ownership interests in a Person or the voting power of a Person or (b) the power to direct or cause the direction of management or policies of a Person (whether through ownership of voting securities, by agreement or otherwise).

“Deciding Members” is defined in Section 6.1.1(a)(v).

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any method selected by the Board.

“ECI” means items of income that, if realized by a Non-U.S. Member, would be treated as effectively connected with the conduct of a “trade or business within the United States” (within the meaning of Section 864(b) of the Code).

“Effective Date” is defined in the Preamble.

“Election Notice” is defined in Section 3.11.1.

“Election Period” is defined in Section 7.9.1.

“Estate Planning Transfer” means a Transfer of Units by a Member that is an individual for bona fide estate planning purposes for the benefit of their spouse or direct or indirect descendants where such Member retains ultimate control over the disposition and voting of such Units prior to death, and where such Member and such Units remains subject to the terms of this Agreement that would otherwise be applicable to such Member and such Units prior to death.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Existing Members” is defined in the Preamble.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Fiscal Year” is defined in Section 9.3.

“Founder/Common Unit Amount” means $0.44 per Founder Unit or Common Unit, as applicable, which amount shall be the same for all Common Units or Founder Units, plus (i) $0.1044 if such Unit was issued on March 11, 2016 and (ii) $0.1026 if such Unit was issued on March 26, 2016 (in each case, as adjusted for any splits, subdivisions, combinations or the like), which for the immediately preceding clauses (i) and (ii) reflect the accruals for such Founder Units or Common Units, as the case may be, which have accrued through the date hereof pursuant to Section 4.1.2(f) of the Prior Agreement and shall no longer accrue pursuant to this Agreement.

“Founder Manager” is defined in Section 6.1.1(a)(ii).

“Founder Member” means any Member who holds Founder Units.

“Founder Unit Cap” means $21,763,406 (as adjusted for any splits, subdivisions, combinations or the like).

“Founder Units” means the Units designated as Founder Units having the rights to receive distributions and allocations of Net Profits and Net Losses (and items thereof) of the Company as set forth for such Units herein, which Units are issued to the Persons designated as Founder Members in the amounts set forth opposite such Member’s name as such Member’s Founder Units on Exhibit A attached hereto or in the books and records of the Company, as amended or supplemented from time to time.

“Founders” is defined in Section 3.9.3.

“Fully Exercising Member” is defined in Section 3.11.1.

“Fully Diluted Capitalization” means a number of Units equal to all of the then outstanding Units (whether Vested Units or Unvested Units).

“Fundamental Transaction” means (i) the acquisition by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) whether by way of merger, recapitalization, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of (a) a majority of the outstanding Units, Membership Interests or Percentage Interests (in each case excluding any Unvested Units that would not become Vested Units as a result of such transaction, whether pursuant to the terms of such Unvested Units, by Board action or otherwise), or (b) the right to receive at least a majority of the proceeds in a final liquidation, dissolution, winding-up or termination, voluntary or involuntary, of the Company, (ii) a sale, transfer, exclusive license or other disposition, in a single transaction or in a related series of transactions, of all or substantially all of the assets of the Company including the Platform Companies (on a consolidated basis) to any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (other than the Company and its wholly-owned Affiliates), or (iii) a final liquidation, dissolution, winding-up or termination, voluntary or involuntary, of the Company; provided, however, the Company’s sale of any class of Units in a bona fide financing transaction conducted in accordance with this Agreement shall not constitute a Fundamental Transaction; provided, further, that a transaction with the sole purpose of adopting a holding company structure or to change its domicile shall not constitute a Fundamental Transaction. For the avoidance of doubt, a conversion of the Company pursuant to Section 7.11 shall not constitute a Fundamental Transaction unless it otherwise also has the results specified in clause (i) or (ii) of this definition.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board.

(b) The Gross Asset Values of all Company Assets immediately prior to the occurrence of any event described in subparagraphs (i) through (vi) below shall be adjusted to equal their respective gross fair market values, as determined by the Board, as of the following times:

(i) the acquisition of an Interest in the Company by a new Member or the acquisition of an additional Interest in the Company by an existing Member, in either case, in exchange for more than a de minimis Capital Contribution, if the Board determines that such adjustment is necessary or appropriate to reflect the relative Interests of the Members in the Company;

(ii) the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for an Interest in the Company, if the Board determines that such adjustment is necessary or appropriate to reflect the relative Interests of the Members in the Company;

(iii) the liquidation or dissolution of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iv) the grant of an Interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company, if the Board determines that such adjustment is necessary or appropriate to reflect the relative Interests of the Members in the Company;

(v) the issuance by the Company of a noncompensatory option (other than an option for a de minimis interest in the Company) as described in Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iv); and

(vi) at such other times as the Board shall determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c) The Gross Asset Value of any Company Asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Board.

(d) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e) If the Gross Asset Value of a Company Asset has been determined or adjusted pursuant to subparagraph (a), subparagraph (b) or subparagraph (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company Asset for purposes of computing Net Profits and Net Losses.

“Hillhouse” is defined in Section 6.1.4(b).

“Implied Equity Value” means with respect to any Units (excluding any Unvested Units unless otherwise provided by Section 3.9 or Section 7.8.3) on any date of determination, the amount of distributions that would be received by a Member with respect to such Units, as applicable, following (a) a hypothetical sale of all of the Company’s assets at the Implied Gross Value and (b) a distribution by the Company of all net proceeds from such hypothetical sale to the Members in accordance with Section 4.2 of this Agreement.

“Implied Gross Value” means the gross value of the aggregate assets (net of liabilities) of the Company determined by the Board in good faith based on the valuation of the Company assuming a sale of all Units of the Company at the valuation implied by the applicable Take-Along Transaction.

“Indemnitee” is defined in Section 6.8.1.

“Independent Financial Advisor” is defined in Section 7.12.1(a)(i).

“Independent Manager” is defined in Section 6.1.1(a)(iii).

“Insider Purchaser” is defined in Section 3.11.1.

“Interest” has the meaning given in the definition of “Membership Interest.”

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IPO” means an initial public offering of interests in the Company (or the IPO Corporation) pursuant to an effective registration statement under the Securities Act.

“IPO Corporation” is defined in Section 7.11.1.

“IPO Initiation Notice” is defined in Section 7.12.2.

“Issuance Notice” is defined in Section 3.11.1.

“KKR Member” or “KKR” is defined in the Preamble.

“Liabilities” is defined in Section 6.8.1.

“Lien” means any mortgage, pledge, lien, charge, security interest or other encumbrance; provided that Lien shall not include any mortgage, pledge, lien, charge, security interest or other encumbrance (i) arising from this Agreement or the Purchase Agreement, (ii) arising from the Securities Act and rules and regulations of the SEC promulgated thereunder and all applicable state securities and “blue sky” laws and (iii) existing prior to August 15, 2017.

“Liquidator” is defined in Section 8.5.1.

“Majority Preferred Members” means Members holding a majority of the outstanding Series D Preferred Units, Series C Preferred Units and Series B Preferred Units (taken together as a single class on a number of Units outstanding basis).

“Management Incentive Member” means any Member who holds Management Incentive Units.

“Management Incentive Unit Cap” means $103,010,242 (as adjusted for any splits, subdivisions, combinations or the like).

“Management Incentive Units” means the Units designated as Management Incentive Units having the rights to receive distributions and allocations of Net Profits and Net Losses (and items thereof) of the Company as set forth for such Units herein, which Units are issued to the Persons designated as Management Incentive Members in the amounts set forth opposite such Member’s name as such Member’s Management Incentive Units on Exhibit A attached hereto or in the books and records of the Company, as amended or supplemented from time to time. Each Member intends that any Management Incentive Units will represent “profits interests,” as that term is defined in Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191.

“Management Pool” means the aggregate number of Management Incentive Units that are both (i) reserved and unissued, and (ii) issued and outstanding. As of the Effective Date, 75,613,233 Management Incentive Units are included in the Management Pool.

“Manager” is defined in Section 6.1.1(a).

“Maximum Series D Preferred Units” is defined in Section 9.1.3.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i) with respect to “partner nonrecourse debt minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Members” means the Persons from time to time owning Units, including any Substitute Members and any Additional Members, in each case for so long as such Person continues to own any Units. Each Member is referred to individually as a “Member.” For purposes of the Act, the Members of the Company shall constitute a single class or group of members.

“Membership Interest” or “Interest” means the entire equity ownership interest of a Member in the Company at any particular time, including the Member’s Units, any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Net Profits” or “Net Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses shall increase the amount of such income and/or decrease the amount of such loss;

(b) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses, shall decrease the amount of such income and/or increase the amount of such loss;

(c) Gain or loss resulting from any disposition of Company Assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Assets disposed of, notwithstanding that the adjusted tax basis of such Company Assets differs from its Gross Asset Value;

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;

(e) To the extent an adjustment to the adjusted tax basis of any asset included in Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

(f) If the Gross Asset Value of any Company Asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

(g) Notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Sections 5.2 and 5.4.2 hereof shall not be taken into account in computing Net Profits or Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 5.2 and 5.4.2 hereof shall be determined by applying rules analogous to those set forth in this definition of Net Profits and Net Losses.

“New Members” is defined in the Preamble.

“No-Fault Termination” with respect to any Member holding Unvested Units (or that held forfeited Unvested Units) means that the Company or its Affiliates have terminated such Member’s employment with the Company and its Affiliates and none of the following was the reason provided to such Member for such termination: (i) such Member has had a criminal conviction for, or admission by consent (including, without limitation, a plea of no contest or nolo contendere by such Member) to any felony (or its equivalent in any non-U.S. jurisdiction); (ii) a final non-appealable judgment by a court of competent jurisdiction that such Member has engaged in any conduct that constitutes a breach of fiduciary obligations to the Company in such Member’s employee capacity; (iii) such Member has been convicted for or pled nolo contendere to fraud, embezzlement or any crime involving moral turpitude (conduct that is considered contrary to community standards of justice, honesty or good morals); (iv) such Member has engaged in conduct that involves a violation of law that has had or would reasonably be expected to have a material adverse effect on the Company or any of its Affiliates; or (v) such Member has repeatedly failed to follow the lawful directions of the Board given to such Member in its employee capacity and has received written notice from the Company or any Affiliate thereof with specific details of such failure and an opportunity to cure such failure.

“Non-D Percentage Interest” means, with respect to a Member as of any date of determination, a fraction expressed as a percentage, the numerator of which is the aggregate number of Vested Units (excluding all Series D Preferred Units) and Unvested Units held by such Member as of such date of determination (as adjusted for any splits, subdivisions, combinations or the like) and the denominator of which is the Fully Diluted Capitalization (excluding all Series D Preferred Units) as of such date of determination.

“Non-Qualifying Income” means income that is not “qualifying income” as defined in Section 7704(d) of the Code.

“Non-US Member” means a Member that is not a United States person (within the meaning of Section 7701(a)(30) of the Code) or that is a flow-through vehicle for U.S. federal income tax purposes and itself has partners or members that are not United States persons.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Observers” is defined in Section 6.1.4(b).

“Offer Notice” is defined in Section 7.9.1.

“Offered Interest” is defined in Section 3.11.1.

“Offerees” is defined in Section 7.9.1.

“Officer” is defined in Section 6.1.3.

“Participants” is defined in Section 6.10.1.

“Participation Threshold” is defined in Section 3.8.1.

“Percentage Interest” means, with respect to a Member as of any date of determination, a fraction expressed as a percentage, the numerator of which is the aggregate number of Vested Units and Unvested Units held by such Member as of such date of determination (as adjusted for any splits, subdivisions, combinations or the like) and the denominator of which is the Fully Diluted Capitalization as of such date of determination.

“Permitted Transfer” means (i) an Estate Planning Transfer, (ii) a Transfer resulting from a Take-Along Transaction pursuant to Section 7.8, (iii) a Transfer resulting from a conversion pursuant to Section 7.11.1, (iv) a Transfer resulting from an exercise of liquidity rights pursuant to Section 7.12, (v) a Transfer in a Fundamental Transaction that has been approved by the Board, in its sole discretion, and that has been approved in accordance with this Agreement, including pursuant to Section 6.7, (vi) an Affiliate Transfer or (vii) a Transfer that has been approved by the Board and the Majority Preferred Members, each in their respective sole discretion (provided that for purposes of any approval of the Transfer of Units that would otherwise be subject to Section 7.9 and Section 7.10 as a “Permitted Transfer,” any Series D Preferred Units, Series C Preferred Units or Series B Preferred Units held by the Member Transferring pursuant to Section 7.9 or Section 7.10 shall not be included in either the numerator or the denominator of the calculation of the Majority Preferred Members).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, an unincorporated organization, a government or any department, agency or authority thereof, or any other entity or organization.

“Platform Company” means any entity in which the Company owns an equity interest, whether directly or indirectly.

“Platform Company IPO” is defined in Section 7.8.4.

“Platform Company IPO Take-Along Notice” is defined in Section 7.8.4.

“Platform Company Sale” means the acquisition by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act), in a single transaction or in a related series of transactions, whether by way of merger, recapitalization, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of (a) a majority of the equity interests of any Platform Company held directly or indirectly by the Company (other than the Company or another Platform Company), (b) a sale, transfer, exclusive license or other disposition, in a single transaction or in a related series of transactions, of all or substantially all of the assets of the Platform Company to any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (other than the Company or another Platform Company), or (c) any transaction involving a Platform Company that constitutes a “liquidation event”, “change of control” or similar term under the organizational documents or other agreements relating to such Platform Company.

“Platform Company Sale Initiation Notice” is defined in Section 7.12.1.

“Platform Fees” is defined in Section 6.4.2.

“Preemptive Period” is defined in Section 3.11.1.

“Preemptive Interest” is defined in Section 3.11.1.

“Preferred Units” means the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units and the Series D Preferred Units, collectively.

“Preferred Members” means the Series A Preferred Members, Series B Preferred Members, Series C Preferred Members and Series D Preferred Members, collectively.

“Preferred Offeror” as defined in Section 7.9.2.

“Prior Agreement” is defined in the Recitals.

“Purchase Agreement” is defined in the Recitals.

“Purchaser” is defined in Section 3.11.1.

“Qualifying IPO” means an IPO in which each Series D Preferred Unit receives common stock (or other equity interests) in the Company or the IPO Corporation with a fair market value (as determined in accordance with Section 7.11) equal to or greater than the Required Unit Price.

“Registration Rights Agreement” is defined in Section 7.11.2.

“Regulation D” is defined in Section 9.2.2(g).

“Regulations” means proposed, temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

“Regulatory Allocations” is defined in Section 5.2.8.

“Required Unit Price” means $2.38 (as adjusted for any splits, subdivisions, combinations or the like).

“Requisite Series C Majority” means the Members holding a majority of the outstanding Series C Preferred Units, which majority must include Viking.

“Requisite Series D Majority” means the Members holding a majority of the outstanding Series D Preferred Units.

“Restricted Person” is defined in Section 6.9.2.

“Secondary Indemnitors” is defined in Section 6.8.10.

“Section 892 Member” means a Non-US Member that has delivered to the Company an effective and properly executed IRS Form W-8 EXP to the effect that such Member benefits from the exceptions provided in Section 892 of the Code.

“Securities” means: any note, stock, treasury stock, security future, bond, or debenture; any evidence of indebtedness (including any loan); any certificate of interest or participation in any profit-sharing agreement; any collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, or certificate of deposit for a security; any fractional undivided interest in oil, gas, or other mineral rights; any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group of index securities (including any interest therein or based on the value thereof); any put, call, straddle, option, or privilege entered into on a U.S. national securities exchange relating to non-U.S. currency; any time deposit or certificate of deposit; in general any interest or instrument commonly known as a “security;” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing; or any item that would constitute a Cash Item, except that Company deals or trades in such item.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Series A Preferred Member” means any Member who holds Series A Preferred Units.

“Series A Preferred Units” means the Units designated as Series A Preferred Units having the rights to receive distributions and allocations of Net Profits and Net Losses (and items thereof) of the Company as set forth for such Units herein, which Units are issued to the Persons designated as Series A Preferred Members in the amounts set forth opposite such Member’s name as such Member’s Series A Preferred Units on Exhibit A attached hereto or in the books and records of the Company, as amended or supplemented from time to time.

“Series A Unit Amount” means $0.44 per Series A Preferred Unit, which amount shall be the same for all Series A Preferred Units, plus (i) $0.1044 if such Series A Preferred Unit was issued on March 11, 2016 and (ii) $0.1026 if such Series A Preferred Unit was issued on March 26, 2016 (in each case, as adjusted for any splits, subdivisions, combinations or the like), which for the immediately preceding clauses (i) and (ii), reflects the accruals for such Series A Preferred Units that have accrued through the date hereof pursuant to Section 4.1.2(d) of the Prior Agreement and shall no longer accrue pursuant to this Agreement.

“Series A Unit Cap” means $47,516,764 (as adjusted for any splits, subdivisions, combinations or the like).

“Series B Manager” is defined in Section 6.1.1(a)(i).

“Series B Preferred Member” means any Member who holds Series B Preferred Units.

“Series B Preferred Units” means the Units designated as Series B Preferred Units having the rights to receive distributions and allocations of Net Profits and Net Losses (and items thereof) of the Company as set forth for such Units herein, which Units are issued to the Persons designated as Series B Preferred Members in the amounts set forth opposite such Member’s name as such Member’s Series B Preferred Units on Exhibit A attached hereto or in the books and records of the Company, as amended or supplemented from time to time.

“Series B Unit Cap” means $170,877,056 (as adjusted for any splits, subdivisions, combinations or the like).

“Series B Unit Value” means $0.44 per Series B Preferred Unit, which amount shall be the same for all Series B Preferred Units, plus (i) $0.1044 if such Series B Preferred Unit was issued on March 11, 2016, (ii) $0.1023 if such Series B Preferred Unit was issued on March 29, 2016, (iii) $0.0863 if such Series B Preferred Unit was issued on August 15, 2016, (iv) $0.0733 if such Series B Preferred Unit was issued on December 9, 2016, (v) $0.0718 if such Series B Preferred Unit was issued on December 22, 2016 and (vi) $0.0575 if such Series B Preferred Unit was issued on May 1, 2017 (in each case, as adjusted for any splits, subdivisions, combinations or the like), which for the immediately preceding clauses (i) through (vi), reflects the accruals for such Series B Preferred Units that have accrued through the date hereof pursuant to Section 4.1.2(b) of the Prior Agreement and shall no longer accrue pursuant to this Agreement.

“Series C Observer” is defined in Section 6.1.4.

“Series C Preferred Member” means any Member who holds Series C Preferred Units.

“Series C Preferred Units” means the Units designated as Series C Preferred Units having the rights to receive distributions and allocations of Net Profits and Net Losses (and items thereof) of the Company as set forth for such Units herein, which Units are issued to the Persons designated as Series C Preferred Members in the amounts set forth opposite such Member’s name as such Member’s Series C Preferred Units on Exhibit A attached hereto or in the books and records of the Company, as amended or supplemented from time to time.

“Series C Unit Cap” means $339,494,355 (as adjusted for any splits, subdivisions, combinations or the like).

“Series C Unit Value” means $0.9656 per Series C Preferred Unit, which amount shall be the same for all Series C Preferred Units, plus (i) $0.1014 if such Series C Preferred Unit was issued on August 15, 2017, (ii) $0.0736 if such Series C Preferred Unit was issued on December 15, 2017, or (iii) $0.0477 if such Series C Preferred Unit was issued on April 10, 2018 (in each case, as adjusted for any splits, subdivisions, combinations or the like), which for the immediately preceding clauses (i) through (iii), reflects the accruals for such Series C Preferred Units that have accrued through the date hereof pursuant to Section 4.1.2(b) of the Prior Agreement and shall no longer accrue pursuant to this Agreement.

“Series D Observer” is defined in Section 6.1.4(b).

“Series D Preferred Member” means any Member who holds Series D Preferred Units.

“Series D Preferred Units” means the Units designated as Series D Preferred Units having the rights to receive distributions and allocations of Net Profits and Net Losses (and items thereof) of the Company as set forth for such Units herein, which Units are issued to the Persons designated as Series D Preferred Members in the amounts set forth opposite such Member’s name as such Member’s Series D Preferred Units on Exhibit A attached hereto or in the books and records of the Company, as amended or supplemented from time to time.

“Series D Unit Value” means $1.9823 per Series D Preferred Unit, which amount shall be the same for all Series D Preferred Units (as adjusted for any splits, subdivisions, combinations or the like).

“Service Provider Exit Event” is defined in Section 3.9.5.

“Service Providers” means Managers, members of any advisory or similar committee established by the Board, officers, employees, consultants, directors or other service providers to the Company, and officers, employees, consultants, directors or other service providers to any Platform Company who are acting in such capacity on behalf of the Company.

“Services” is defined in Section 6.9.2.

“Substitute Common Member” is defined in the Preamble.

“Substitute Member” means any Person (a) to whom a Member (or Assignee thereof) Transfers all or any part of its Interest, and (b) that has been admitted to the Company as a Substitute Member pursuant to Section 7.5 of this Agreement.

“Take-Along Member” is defined in Section 7.8.1.

“Take-Along Notice” is defined in Section 7.8.1.

“Take-Along Transaction” is defined in Section 7.8.1.

“Tax Distributions” is defined in Section 4.3.

“Tax-Exempt Member” means a Member whose UBTI is subject to the tax imposed by Section 511 of the Code or that is a flow-through vehicle for U.S. federal income tax purposes and itself has partners or members the UBTI of which is subject to the tax imposed by Code Section 511.

“Tax Liability” is defined in Section 4.3.

“Tax Rate” is defined in Section 4.3.

“Title XI Partnership Audit Provisions” means Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74.

“TMP” is defined in Section 9.7.1.

“Transfer” means, with respect to any Units, a direct or indirect sale, conveyance, exchange, assignment, gift, bequest, hypothecation or other transfer or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including by realization upon any Lien, by operation of law (including by merger, consolidation, amalgamation or otherwise) or by judgment, levy, attachment, garnishment, or bankruptcy, pursuant to divorce or legal separation, or by any other legal or equitable proceedings), or an agreement to do any of the foregoing. The terms “Transferred” and “Transferring” shall have correlative meanings. Any Transfer of interests in the KKR Member, whether direct or indirect, shall not be a Transfer for purposes of this Agreement. Customary arrangements in connection with the deposit of Units in a non-margin custodial account shall not be deemed a Transfer for purposes of this Agreement so long as such Units are in certificated form.

“Transferred Interests” is defined in Section 7.10.2.

“Transferring Member” is defined in Section 7.10.1.

“UBTI” means “unrelated business taxable income” within the meaning of Sections 512 through 514 of the Code.

“Unit” means a unit of interest in the Company, including a Preferred Unit, a Common Unit, a Founder Unit, a Management Incentive Unit or any other unit of interest in the Company of any class or series hereafter created; and “Units” means all of the foregoing collectively. Units may be subject to certain vesting restrictions set forth herein or in separate agreements between a Member and the Company.

“Unit Cap” means each of the Series C Unit Cap, Series B Unit Cap, Series A Unit Cap, the Founder Unit Cap, the Common Unit Cap and the Management Incentive Unit Cap.

“Unit Value” means each of the Series D Unit Value, Series C Unit Value, Series B Unit Value, Series A Unit Amount and Founder/Common Unit Amount.

“Unrestricted Persons” is defined in Section 6.9.1.

“Unvested Units” means any Common Units or Management Incentive Units that are not Vested Units.

“U.S. Government Securities” means:

(a) any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States by authority granted by the Congress of the United States;

(b) any certificate of deposit for any of the foregoing; and

(c) any of these instruments, all of which the Securities and Exchange Commission has stated qualify as U.S. Government Securities: (i) direct obligations issued by the United States, including: Cash Management Bills; U.S. Treasury Bills, Notes and Bonds; and Treasury securities designated by the U.S. Department of the Treasury as eligible to participate in the STRIPS (Separate Trading of Registered Interest and Principal of Securities) program; (ii) securities issued by: Federal National Mortgage Association and Federal Home Loan Mortgage Corporation (Fannie Mae and Freddie Mac); the Farm Credit Banks; the Federal Home Loan Banks; Government National Mortgage Association (Ginnie Mae); Resolution Funding Corporation (Refcorp); Small Business Administration; and Student Loan Marketing Association (Sallie Mae); and (iii) certificates of deposit for U.S. Government Securities, such as depository receipts.

“U.S. Government Securities” do not include: (a) private securities that are secured by U.S. Government Securities listed above; (b) privately created “strips,” such as TIGRS and CATS; and (c) “repo” and “reverse repo” agreements involving any U.S. Government Securities listed above.

“VCOC Management Rights” is defined in Section 6.6.2.

“Vested Units” means as of any date of determination: (a) all Preferred Units, (b) all Founder Units, (c) those Common Units and Management Incentive Units that are not subject to vesting pursuant to any Vesting Agreement, and (d) those Common Units and Management Incentive Units that are subject to vesting pursuant to this Agreement or a Vesting Agreement, as applicable, which have become vested on or prior to such date pursuant to this Agreement or the related Vesting Agreement, as applicable.

“Vesting Agreement” is defined in Section 3.9.5.

“Viking” means Viking Global Opportunities Illiquid Investments Sub-Master LP, together with its successors and assigns.

ARTICLE 3.

CAPITAL; CAPITAL ACCOUNTS AND MEMBERS

3.1 Generally. The names, addresses, initial Capital Account balances and initial Units of the Members (including corresponding Unit Values), each as of the Effective Date, are set forth on Exhibit A attached hereto. Exhibit A (including and Schedules or Exhibits thereto) may be amended from time to time by the Board to reflect the admission of Additional Members or Substitute Members pursuant to this Agreement, as well as to reflect any changes in the Members’ respective Interests or Units of any class pursuant to the terms of this Agreement, including any changes to any applicable Participation Threshold, and to reflect errors or inaccuracies. In the event Exhibit A is not so amended, such matters shall be reflected in the books and records of the Company, and the books and records of the Company shall be controlling.

3.2 Capital Contributions.

3.2.1 Except as otherwise required by law, no Member shall be permitted or required to make any Capital Contributions to the Company.

3.2.2 Each Member existing as of the Effective Date has previously or currently made Capital Contributions in respect of its Units (other than Management Incentive Units, which are “profits interests,” as that term is defined in Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191) as set forth in the books and records of the Company.

3.2.3 No Member shall be obligated to make any Capital Contributions after the Effective Date without its consent, and, except as permitted herein and subject to the terms hereof, no Member or other Person shall be permitted to make any Capital Contributions after the Effective Date without the consent of the Board. Upon the approval of the Board, and subject to any limitations otherwise set forth in this Agreement, the Company may issue additional Units to any Person (including any Member, any Affiliate of a Member and/or any third party) in exchange for such Capital Contributions (and otherwise on such terms and conditions) as the Board may determine.

3.3 Capital Accounts. A Capital Account shall be established and maintained for each Member in accordance with the terms of this Agreement. Each Member’s Capital Account balance as of the Effective Date is set forth on Exhibit A hereto.

3.4 Additional Members. Subject to the terms of this Agreement, including Section 3.11 and Section 6.7, after the Effective Date, the Board may cause the Company to issue Units (which may be Preferred Units, Founder Units, Management Incentive Units or Units of any other class or series, whether such Units are Vested Units or Unvested Units) directly from the Company to any Person (“Additional Members”), and to admit Additional Members to the Company in connection therewith.

3.5 Member Capital. Except as otherwise provided in this Agreement: (a) no Member shall demand or be entitled to receive a return of or interest on its Capital Contributions or Capital Account, and (b) no Member shall withdraw any portion of its Capital Contributions or Capital Account or receive any distributions from the Company as a return of capital on account of such Capital Contributions.

3.6 Member Loans. Subject to Section 6.7, to the extent the Board determines necessary or advisable for the business of the Company, one or more Members may, but shall not be obligated to, make loans or otherwise lend funds to, act as surety or endorser for, assume one or more specific obligations of, provide collateral for, or enter into other credit, guarantee, financing or refinancing arrangements with or for the benefit of, the Company; provided that any such loan shall be on reasonable, arms-length terms (as determined by the Board). No loans or other extensions of credit made by any Member to or for the benefit of the Company or its Affiliates shall have any effect on such Member’s Units or Percentage Interest, such loans or other extensions of credit representing a debt of the Company payable or collectible solely from the assets of the Company in accordance with the terms and conditions upon which such loans were made.

3.7 Liability of Members. Notwithstanding anything to the contrary contained in this Agreement and except as otherwise required by any non-waivable provision of the Act or other applicable law: (a) no Member in its capacity as such shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort or otherwise, solely by reason of being a Member of the Company; and (b) no Member in its capacity as such shall in any event have any liability whatsoever in excess of the following (without duplication), solely by reason of being a Member of the Company: (i) its share of any assets and undistributed profits of the Company; and (ii) the amount of any wrongful distribution to such Member, if, and only to the extent, the return of such wrongful distribution is required by this Agreement or by a non-waivable provision of the Act. Nothing in this Section 3.7 shall be deemed to limit a Member’s liability to the Company or to another Member in respect of any actual fraud by such Member or any breach by such Member of this Agreement.

3.8 Profits Interests.

3.8.1 From and after the Effective Date, with the prior approval of the Board, the Company may from time to time issue Management Incentive Units from and to the extent of the Management Pool. The Management Incentive Units are intended to constitute “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191. The Management Incentive Units are interests solely in profits and shall have Capital Accounts associated therewith on the date of issuance of zero dollars and shall not at any time receive any distribution that would cause the Capital Account associated therewith to have a negative value. In accordance with the foregoing, it is intended that at the time of grant of any Management Incentive Units that there shall be no liquidation value attributable thereto. In order to eliminate any liquidation value of any Management Incentive Unit at the time of its grant, the Board shall establish a “participation threshold” amount for such Management Incentive Unit which shall be an amount that is not less than the Board-determined aggregate valuation for the Company as of the date such Management Incentive Unit is granted (each, a “Participation Threshold”). Such valuation shall be an amount not less than the amount that would be distributed in respect of all Units, if, immediately after the Management Incentive Unit is issued, the Company were to liquidate completely and in connection with such liquidation (i) sell all of its assets at their fair market values, (ii) settle all of its liabilities at their fair market values to the extent of the available assets of the Company, (iii) each Member were to pay to the Company at that time the amount of any obligation then unconditionally due to the Company, and (iv) the Company were to distribute any remaining cash and other proceeds to the Members in accordance with the distribution provisions of Section 8.5.1; provided, however, that the Participation Threshold shall not be less than zero dollars. As of the Effective Date, the Participation Threshold for each of the then outstanding Management Incentive Units is set forth in Schedule A to Exhibit A. The Board may equitably adjust the Participation Thresholds of the outstanding Management Incentive Units to the extent the Board determines necessary or appropriate to preserve the economic rights represented by the Management Incentive Units. Notwithstanding anything to the contrary in this Agreement, the Board may defer or reduce any distribution that would otherwise be made in respect of any Management Incentive Unit pursuant to this Agreement, to the extent the Board determines such reduction is necessary or appropriate to procure that such Management Incentive Unit will be treated as a “profits interest” as that term is defined in Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191.

3.8.2 The Company and the holders of Management Incentive Units shall file all tax returns consistent with such characterization. Within thirty (30) days following the receipt of any Unvested Units on or after the date hereof, each holder of such Unvested Units will file with the Internal Revenue Service an election authorized by Code Section 83(b) with respect to such Unvested Units and will deliver to the Company a copy of such election promptly after its filing. The failure of the holder thereof to timely file such election under Code Section 83(b) within thirty (30) days following the receipt of any Unvested Units on or after the date hereof shall result in the immediate forfeiture of such Unvested Units on the thirty-first (31st) day following such holder’s receipt of such Unvested Units.

3.8.3 Each Member authorizes the Board to elect to apply the safe harbor set forth in proposed Treasury Regulations Section 1.83-(l) (under which the fair market value of a partnership interest that is transferred in connection with the performance of services is treated as being equal to the liquidation value of that interest) if such proposed Treasury Regulation or similar Treasury Regulation becomes a Regulation. If the Board determines that the Company should make such election, the Members hereby authorize the Board to amend this Agreement to provide (i) the Company is authorized and directed to elect the safe harbor, (ii) the Company and each of its Members (including any Person to whom a Membership Interest is transferred in connection with the performance of services) agrees to comply with all requirements of the safe harbor with respect to all interests transferred in connection with the performance of services while such election remains in effect and (iii) the Company and each of its Members agree to take all actions necessary, including providing the Company with any required information, to permit the Company to comply with the requirements set forth or referred to in the applicable Regulations for such election to be effective. The Members authorize the Board to amend this Agreement to modify Article 5 (Allocations of Net Profits and Net Losses) to the extent the Board determines in its discretion that such modification is necessary or desirable as a result of the issuance of Regulations relating to the tax treatment of the transfer of an interest in connection with the performance of services. Notwithstanding anything to the contrary in this Agreement, the Board shall not be required to obtain the Members’ consent to amend this Agreement in accordance with this Section 3.8.3 and each Member agrees that it will be legally bound by any such amendment.

3.8.4 For the avoidance of doubt, neither the Company nor any Member of the Company is providing any covenant or guarantee that the characterization of the Management Incentive Units as “profits interests” as described in this Section 3.8 shall be accepted by any government authority or a court of law.

3.9 Vesting.

3.9.1 As of the Effective Date, all Common Units outstanding have vested or shall vest in accordance with the vesting schedule set forth in Schedule B to Exhibit A.

3.9.2 Subject to Section 3.9.3, one hundred percent (100%) of the Common Units that are then Unvested Units shall immediately vest and become Vested Units immediately prior to the consummation of (i) a Fundamental Transaction or (ii) the sale or transfer by KKR to Persons who are not Affiliates of KKR, in one transaction or a series of transactions, of at least ninety percent (90%) of the Series B Preferred Units that have been issued by the Company to KKR as of the date thereof.

3.9.3 Upon any of Neil Kumar, Charles Homcy, Frank McCormick, Richard Scheller or Hoyoung Huh (the “Founders”) ceasing to be a Service Provider (each such cessation, a “Founder Exit Event”) all of the outstanding Common Units that are then Unvested Units set forth next to the name of such ceasing Founder or their controlled Affiliate on Exhibit A shall automatically be forfeited to the Company and cancelled without any payment therefor, and shall no longer be outstanding, and Exhibit A shall be amended to reflect such forfeiture and cancellation.

3.9.4 In the event of a final liquidation, dissolution, winding-up or termination, voluntary or involuntary, of the Company, all Common Units that are then Unvested Units shall automatically be forfeited to the Company and cancelled, without any payment therefor.

3.9.5 Common Units and Management Incentive Units issued on or following the Effective Date may be subject to vesting, repurchase and/or forfeiture as determined by the Board and as set forth in a vesting, grant, award, employment or other agreement between the Company and any Common Member or Management Incentive Member with respect to such Common Units or Management Incentive Units, as applicable (each, a “Vesting Agreement”). With respect to any Common Units and Management Incentive Units issued to a Service Provider on or following the Effective Date, vesting shall cease with respect to such Common Units and Management Incentive Units that are then Unvested Units at the time the Service Provider who was issued such Common Units or Management Incentive Units ceases to be a Service Provider (a “Service Provider Exit Event”). Upon a Service Provider Exit Event with respect to any Service Provider, all of the outstanding Common Units or Management Incentive Units that are then Unvested Units set forth next to the name of such Service Provider on Exhibit A shall automatically be forfeited to the Company and cancelled without any payment therefor, and shall no longer be outstanding, and Exhibit A shall be amended to reflect such forfeiture and cancellation. Furthermore, Common Units and Management Incentive Units issued on or following the Effective Date will not vest upon the occurrence of a Fundamental Transaction unless otherwise provided in this Agreement or in a Vesting Agreement or as otherwise determined by the Board in its sole discretion. For the avoidance of doubt, (a) any Interests issued and granted from the Management Pool at or following the Effective Date shall have vesting schedules that commence as of the respective date of grant of such Interests, unless otherwise approved by the Board, and (b) unless otherwise provided in this Agreement (including Section 3.9.2 and the last paragraph of Section 4.1.2) or a Vesting Agreement or otherwise approved by the Board, Unvested Units will not participate in any share of Fundamental Transaction proceeds and all Unvested Units shall be cancelled upon the consummation of a Fundamental Transaction (excluding, for the avoidance of doubt, any (x) merger, consolidation, re-domestication, conversion of similar transaction entered into by the Company principally for bona fide equity financing purposes, to adopt a holding company structure or to change the domicile of the Company and (y) any final liquidation, dissolution, winding-up or termination, voluntary or involuntary, of the Company), without any payment therefor, and shall no longer be outstanding, and Exhibit A shall be amended to reflect such forfeiture and cancellation.

3.9.6 Except as otherwise provided in the applicable Vesting Agreement or as otherwise approved by the Board, upon a Service Provider Exit Event, the Company shall have the right and option (exercisable in the sole discretion of the Board) to purchase from the former Service Provider each Common Unit and Management Incentive Unit held by such former Service Provider that is a Vested Unit as of the date of the Service Provider Exit Event (the “Call Right Units”) for cash at a price per Common Unit or Management Incentive Unit, as applicable, equal to the greater of (a) the amounts then remaining to be distributed in respect of such Call Right Units, pursuant to Section 4.1.2(d) or (b) fair market value for such Common

Unit or Management Incentive Unit as determined by a third-party appraisal firm selected by the Board (the “Call Option”). The Company may exercise its Call Option by delivering to such former Service Provider a written notice (a “Call Notice”) within ninety (90) days of the date of the Service Provider Exit Event specifying that the Company has elected to repurchase the outstanding Call Right Units of such former Service Provider. In the event that a Call Notice is delivered by the Company to a holder of Call Right Units, the Company shall, promptly and in any event within thirty (30) days thereafter, repurchase the Call Right Units from the former Service Provider. The Company may revoke a Call Notice at any time by delivering, in its sole discretion, a subsequent written notice to the former Service Provider prior to the end of such thirty (30) day period. Upon the repurchase and payment in full of all of the former Service Provider’s Call Right Units pursuant to this Section 3.9.6, such former Service Provider will cease to be a Member of the Company; provided that such former Service Provider does not hold any other class of Units that have not otherwise been forfeited, transferred or repurchased.

3.10 Unit Splits and Combinations. The Company may at any time effect (i) a split or subdivision or (ii) any combination of the outstanding Units of any class. The Board shall make such adjustments to the economic rights of the Preferred Units, the Common Units, the Management Incentive Units and any other outstanding class or series of Units in connection therewith as shall preserve the economic and other rights of the Members represented by the different classes of Units, including the Unit Value, the Unit Cap and the Required Unit Price with regard to such Units; provided that no such adjustment may be made without the written approval of: (x) the Requisite Series D Majority, if it would have an adverse impact on the Series D Preferred Units; (y) the Requisite Series C Majority, if it would have an adverse impact on the Series C Preferred Units; and (z) the Members holding a majority of the outstanding Series B Preferred Units, if it would have an adverse impact on the Series B Preferred Units.

3.11 Preemptive Rights.

3.11.1 Subject to Section 3.11.2, if the Company proposes to issue any Membership Interests (“Offered Interest”) to any Person (the “Purchaser”), the Company shall offer to sell to each Series D Preferred Member, Series C Preferred Member and Series B Preferred Member (the “Insider Purchasers”) a percentage of such Offered Interests (the “Preemptive Interest”) equal to the product of (i) a fraction, the numerator of which is equal to the number of outstanding Series D Preferred Units, Series C Preferred Units and Series B Preferred Units held by such Insider Purchaser, and the denominator of which is equal to the aggregate number of outstanding Units held by all Members, multiplied by (ii) the Offered Interest. The Company shall give the Insider Purchasers at least ten (10) Business Days prior written notice of any proposed issuance of any Membership Interests, which notice shall disclose in reasonable detail the proposed terms and conditions (including the pricing terms) of such proposed issuance (the “Issuance Notice”). Each Insider Purchaser may elect to purchase all but not less than all of such Insider Purchaser’s Preemptive Interest at the same price and on the same terms (including, if more than one type of Membership Interest is issued, the same proportionate mix of such Membership Interests) as the Membership Interests which are proposed to be issued by delivery of an irrevocable written notice of such election (the “Election Notice”) to the Company within ten (10) Business Days after delivery of the Issuance Notice (the “Preemptive Period”). In addition, each Insider Purchaser that elects to purchase or acquire all of its Preemptive Interest (each, a “Fully Exercising Member”) may, in the Election

Notice, elect to purchase or acquire, in addition to its Preemptive Interest, a portion of the Offered Interest, if any, for which other Insider Purchasers were entitled to subscribe that are not subscribed for by such Insider Purchasers. The amount of such overallotment that each Fully Exercising Member shall be entitled to purchase is equal to the proportion that the Series D Preferred Units, Series C Preferred Units and Series B Preferred Units then held by such Fully Exercising Member bears to the Series D Preferred Units, Series C Preferred Units or Series B Preferred Units then held by all Fully Exercising Members who wish to purchase such unsubscribed portion of the Offered Interest. If any Insider Purchaser has elected to purchase its Preemptive Interest, the sale of such Preemptive Interest shall be consummated on the date of the sale of the remaining Offered Interest to the Purchaser(s), or within 90 days following such date if all of the Offered Interests are Preemptive Interests. If at the end of the Preemptive Period, no Insider Purchaser has elected to exercise its right under this Section 3.11.1 to purchase its Preemptive Interest, then the Company may issue such Preemptive Interest, together with all of the remaining portion of the Offered Interest that is not otherwise subject to an Election Notice hereunder, to the Purchaser(s) at a price and on terms no more favorable to the Purchaser than those specified in the Issuance Notice during the ninety (90) day period following the Preemptive Period.

3.11.2 The rights contained in this Section 3.11 shall not apply to an Offered Interest if waived in writing by the Majority Preferred Members, and shall not apply to any issuance of (i) Series D Preferred Units to a Person on or following the Effective Date as provided for in the Purchase Agreement as in effect on the date of this Agreement, (ii) Membership Interests in accordance with Section 3.10, (iii) Membership Interests or other securities in accordance with Section 7.11, (iv) Membership Interests issued as a dividend or distribution on a pro rata basis on a class of Units in accordance with the terms of this Agreement, (v) Management Incentive Units issued to Service Providers from the Management Pool; provided that the aggregate number of Management Incentive Units issued and outstanding, including those issued pursuant to this Section 3.11.2, do not exceed the then available Units in the Management Pool, as adjusted for any Management Incentive Units that are forfeited or repurchased pursuant to Sections 3.9.5 and 3.9.6, respectively, (vi) Membership Interests issued to banks, equipment lessors or other financial institutions pursuant to a debt financing or equipment leasing transaction approved by the Board (provided such recipient is not a Member or an Affiliate of a Member), (vii) Membership Interests issued other than for cash pursuant to a bona fide acquisition of another entity by the Company by merger or consolidation with, purchase of substantially all of the assets of, or purchase of more than fifty percent (50%) of the outstanding equity securities of, the other entity, or issued pursuant to a bona fide joint venture agreement, provided that such issuances are approved by the Board and such recipient is not a Member or an Affiliate of a Member, or (viii) Membership Interests issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board; provided that such issuances are not primarily for equity financing purposes and such recipient is not a Member or an Affiliate of a Member.

3.11.3 In addition, the provisions of this Section 3.11 (i) shall not apply to an initial public offering of interests in the Company or any IPO Corporation or to any restructuring transaction in anticipation of any such initial public offering and (ii) shall expire upon the consummation of an initial public offering of interests in the Company or any IPO Corporation.

ARTICLE 4.

DISTRIBUTIONS

4.1 Distributions of Cash Available for Distribution.

4.1.1 Generally. Except as otherwise provided in this Section 4.1, Section 4.2, Section 4.3, Section 7.13 and Article 8, no Member shall be entitled to receive distributions from the Company.

4.1.2 Interim Distributions. Except as otherwise provided in Section 4.2, Cash Available for Distribution shall be distributed to the Members at such times as determined by the Board, and in each case, when made, shall be distributed as follows in accordance with the following priorities:

(a) First, to the Series D Preferred Members, an amount with respect to each Series D Preferred Unit (and pro rata among them in proportion to the amounts due each pursuant to this Section 4.1.2(a)) held by such Series D Preferred Member until each such Series D Preferred Unit has received aggregate distributions pursuant to this Section 4.1.2(a) in an amount that, when added to the distributions previously made in respect of such Series D Preferred Unit pursuant to this Section 4.1.2(a), equals the Series D Unit Value;

(b) Second, to the Series C Preferred Members and to the Series B Preferred Members, an amount with respect to each Series C Preferred Unit and each Series B Preferred Unit (and pro rata among them in proportion to the amounts due each pursuant to this Section 4.1.2(b)) held by such Series C Preferred Member or Series B Preferred Member, respectively, until each such Series C Preferred Unit and each such Series B Preferred Unit has received aggregate distributions pursuant to this Section 4.1.2(b) in an amount that, when added to the distributions previously made in respect of such Series C Preferred Unit or Series B Preferred Unit pursuant to this Section 4.1.2(b), equals the applicable Series C Unit Value and the applicable Series B Unit Value, respectively;

(c) Third, to the Series A Preferred Members (and pro rata among them in proportion to the amounts due each pursuant to this Section 4.1.2(c)), an amount with respect to each Series A Preferred Unit until such Series A Preferred Unit has received aggregate distributions pursuant to this Section 4.1.2(c) in an amount that, when added to the distributions previously made in respect of such Series A Preferred Unit pursuant to this Section 4.1.2(c), equals the applicable Series A Unit Amount;

(d) Fourth, to the Founder Members and the Common Members (and pro rata among them in proportion to the amounts due each pursuant to this Section 4.1.2(d)), an amount with respect to each Founder Unit and each Common Unit held by such Founder Member or Common Member, respectively, until such Founder Unit or Common Unit has received aggregate distributions pursuant to this Section 4.1.2(d) in an amount that, when added to the distributions previously made in respect of such Founder Unit or Common Unit pursuant to this Section 4.1.2(d), equals the applicable Founder/Common Unit Amount;

(e) Fifth, to the Members (other than the Series D Preferred Members in respect of any Series D Preferred Units) pro rata in proportion to their Non-D Percentage Interests; provided that (i) no Series C Preferred Member will share in any distribution under this Section 4.1.2(e) in respect of its, his or her Series C Preferred Units once the aggregate distributions previously and currently made to all Series C Preferred Units pursuant to Section 4.1.2(b) and this Section 4.1.2(e) equals the Series C Preferred Unit Cap, (ii) no Series B Preferred Member will share in any distribution under this Section 4.1.2(e) in respect of its, his or her Series B Preferred Units once the aggregate distributions previously and currently made to all Series B Preferred Units pursuant to Section 4.1.2(b) and this Section 4.1.2(e) equals the Series B Preferred Unit Cap, (iii) no Series A Preferred Member will share in any distribution under this Section 4.1.2(e) in respect of its, his or her Series A Preferred Units once the aggregate distributions previously and currently made to all Series A Preferred Units pursuant to Section 4.1.2(c) and this Section 4.1.2(e) equals the Series A Preferred Unit Cap, (iv) no Founder Member will share in any distribution under this Section 4.1.2(e) in respect of its, his or her Founder Units once the aggregate distributions previously and currently made to all Founder Units pursuant to Section 4.1.2(d) and this Section 4.1.2(e) equals the Founder Unit Cap, (v) no Common Member will share in any distribution under this Section 4.1.2(e) in respect of its, his or her Common Units once the aggregate distributions previously and currently made to all Common Units pursuant to Section 4.1.2(d) and this Section 4.1.2(e) equals the Common Unit Cap, and (v) no Management Incentive Member will share in any distribution under this Section 4.1.2(e) in respect of its, his or her Management Incentive Units once the aggregate distributions previously and currently made to all Management Incentive Units pursuant to Section 4.1.2(e) equals the Management Incentive Unit Cap; provided further that no Member will share in any distribution under this Section 4.1.2(e) with respect to any Management Incentive Unit until after the point at which the aggregate distributions previously and currently made to all Units pursuant to Section 4.1.2(a) through (e) exceed the amount of such Management Incentive Unit’s Participation Threshold (with such amounts not distributed to Members with respect to Management Incentive Units pursuant to this proviso being distributed pursuant to Sections 4.1.2(e) to Members holding Units other than the Management Incentive Units, subject in each case to the applicable Unit Cap); and

(f) Sixth, to the Members pro rata in proportion to their Percentage Interests; provided that no Member will share in any distribution under this Section 4.1.2(f) with respect to any Management Incentive Unit until after the point at which the aggregate distributions previously and currently made to all Units pursuant to Section 4.1.2(a) through (f) exceed the amount of such Management Incentive Unit’s Participation Threshold (with such amounts not distributed to Members with respect to Management Incentive Units pursuant to this proviso being distributed pursuant to Sections 4.1.2(f) to Members holding Units other than the Management Incentive Units).

Exhibit A shows the date of issuance or deemed issuance for all Series D Preferred Units, Series C Preferred Units, Series B Preferred Units, Series A Preferred Units, Founder Units and Common Units.

For the avoidance of doubt, notwithstanding the fact that distributions may have previously been made pursuant to this Section 4.1.2, each additional distribution shall again be subject to clauses (a) through (e) of this Section 4.1.2 until all amounts to be distributed with respect to the Series D Preferred Units, Series C Preferred Units, Series B Preferred Units, Series A Preferred Units, Common Units, Founder Units and Management Incentive Units outstanding at the time of such distribution pursuant to clauses (a) through (e) of this Section 4.1.2 have been made in full; provided that in no event shall any Series D Preferred Unit, Series C Preferred Unit, Series B Preferred Unit, Series A Preferred Unit, Common Unit or Founder Unit be entitled to receive an aggregate amount pursuant to the applicable clause (a) through (d) of this Section 4.1.2 greater than the Unit Value payable as of such date of distribution with respect to such Unit; and provided further that if all amounts to be distributed pursuant to clauses (a) through (e) of this Section 4.1.2 with respect to the outstanding Series D Preferred Units, Series C Preferred Units, Series B Preferred Units, Series A Preferred Units, Common Units, Founder Units and Management Incentive Units have been distributed in full at the time of any distribution (whether as a result of such distribution, or prior distributions), any further distributions shall be made to the Members pursuant to Section 4.1.2(f).

Notwithstanding the foregoing or anything contained herein to the contrary: (1) no distribution shall be made with respect to any Management Incentive Units to the extent that such distribution would cause such Management Incentive Units to cease to constitute “profits interests” as described in Section 3.8; (2) if a distribution pursuant to Section 4.1.2(e) or Section 4.1.2(f) would result in the applicable Participation Threshold being met with respect to a Management Incentive Unit, then the distribution shall be treated as two distributions, the first of which will be made in an amount necessary to make the Management Incentive Unit reach its Participation Threshold, and the second of which will be made to include such Management Incentive Unit; (3) no Common Member or Management Incentive Member shall receive any distributions pursuant to this Section 4.1.2 with respect to any Common Units or Management Incentive Units, respectively, that are Unvested Units as of the date of distribution, but the distributions that would otherwise have been made pursuant to this Section 4.1.2 in respect of such Common Unit or Management Incentive Unit had such Common Unit or Management Incentive Unit, respectively, then been a Vested Unit shall instead be held in a separate reserve by the Company for distribution to the holder of such Common Unit or Management Incentive Unit upon (A) the vesting of such Common Unit or Management Incentive Unit or (B) the occurrence of a No-Fault Termination with respect to the holder of such Common Unit or Management Incentive Unit; (4) upon the vesting of any Common Unit that was an Unvested Unit or Management Incentive Unit that was an Unvested Unit (to the extent permissible under the foregoing clause (1)), the holder of such Common Unit or Management Incentive Unit, as applicable, shall be entitled to receive the distributions held in reserve for such Unit pursuant to the foregoing clause (3); (5) if any Common Unit that is an Unvested Unit or Management Incentive Unit that is an Unvested Unit is forfeited prior to its scheduled vesting date other than pursuant to a No-Fault Termination and amounts have been set aside in reserve for such Unit pursuant to the foregoing clause (3), all such amounts in reserve shall be forfeited by the Member for whose benefit such amounts were held and such amounts shall become property of the Company, and the Member that has forfeited such Unvested Unit and such amounts shall not be entitled to any other distributions or other amounts in respect of such forfeited Unvested Unit; and (6) if any Common Unit that is an Unvested Unit or Management Incentive Unit that is an Unvested Unit is forfeited prior to its scheduled vesting date pursuant to a No-Fault Termination and amounts have been set aside in reserve for such Unit pursuant to the foregoing clause (3), then the Member for whose benefit such amounts were held shall be entitled to receive such amounts at the times such Member would otherwise have received such amounts had such Unvested Units not been forfeited and such Member continued to vest in such Unvested Units in accordance with such Member’s otherwise applicable vesting schedule (and, for the avoidance of doubt, a Member that has forfeited its Unvested Units pursuant to a No-Fault Termination shall not be entitled to any other distributions or other amounts in respect of such forfeited Unvested Units other than solely the amounts held in reserve on the date of the No-Fault Termination).

4.2 Distributions Upon Liquidation. Distributions made in conjunction with the final liquidation, dissolution, winding-up or termination of the Company shall be applied or distributed as provided in Article 8.

4.3 Tax Distributions. Unless in violation of the Act or other applicable law or if the Board, after consultation with the TMP, elects otherwise, the Company may, with the approval of the Board, cause distributions to be made out of Cash Available for Distribution (if any) to the Members in such amounts as the Board, in its reasonable discretion, determines appropriate to enable the Members to discharge their Tax Liability (as defined below) for any taxable year (“Tax Distributions”). A Member’s “Tax Liability” with respect to a taxable year shall be equal to the product of (a) the Tax Rate (as defined below) and (b) the amount of (x) net taxable income or gain of the Company actually allocated or that the Board estimates to be allocated to such Member for federal income tax purposes for such taxable year and all prior taxable years, and any guaranteed payment pursuant to Section 707(c) of the Code to any Member in respect of Section 4.1.2 for such taxable year and all prior taxable years (to the extent such net taxable income, gain or guaranteed payment was not previously taken into account for purposes of the calculation of the amount of any Tax Liability), reduced, but not below zero, by (y) any tax deduction, loss or credit previously or currently allocated to such Member and not previously taken into account for purposes of the calculation of the amount of any Tax Liability (but not including any expense deductible by a natural person only under Section 212 of the Code or any expenses described in Section 709 of the Code). Each Tax Distribution shall be distributed among the Members on a pro rata basis according to the amount of Tax Liability in respect of each Member. The “Tax Rate” shall mean, for any taxable year, the highest marginal combined federal, state, and local income tax rate (taking into account any difference in rates applicable to ordinary income and capital gains and assuming a full limitation on the deduction of state and local Taxes under Section 68 of the Code) applicable to an individual resident in San Francisco, California with respect to such taxable year. If made, such Tax Distributions shall be made by the Company no later than April 15 (based on each Member’s Schedule K-1 from the prior taxable year), or at such earlier time as may be determined by the Board, in its discretion. Distributions made to a Member pursuant to this Section 4.3 shall be treated as advances of distributions to be made to such Member, and shall be credited against, and reduce future distributions to be made to such Member, under (i) Section 4.1.2(c) (to the extent of any Tax Distributions attributable to allocations of net taxable income or gain in respect of Section 4.1.2(c)), (ii) Section 4.1.2(d) (to the extent of any Tax Distributions attributable to allocations of net taxable income or gain in respect of Section 4.1.2(d)), and (iii) Section 4.1.2(e) and Section 4.1.2(f) (in respect of all Tax Distributions except to the extent taken into account under clauses (i) or (ii) above and subject to the following sentence). For sake of clarification, distributions made to a Member pursuant to this Section 4.3 shall not be treated as advances of, and shall not be credited against, distributions to be made to such Member under Section 4.1.2(a) and Section 4.1.2(b) (including pursuant to Section 8.5.1(b) and for purposes of Section 7.8 and Section 7.10).

4.4 Withholding. The Company may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation, or law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of United States federal, state or local or foreign taxes that the Board determines the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amount paid on behalf of or with respect to a Member pursuant to this Section 4.4 shall, at the option of the Board: (a) be treated as having been distributed to such Member as an advance against the next distributions that would otherwise be made to such Member, and such amount shall be satisfied by offset from such next distributions, or (b) constitute a recourse loan by the Company to such Member, which recourse loan shall include recourse to the entire Interest of such Member and which recourse loan shall be repaid by such Member within fifteen (15) days after notice from the Company that such payment must be made. In addition, if the Company is obligated to pay any taxes (including penalties, interest and any addition to tax) to any taxing authority that is specifically attributable to a Member (or such Member’s transferee as a result of any Transfer of an interest in the Company), including, without limitation, on account of Sections 864 or 1446 of the Code, then (x) such persons shall indemnify the Company in full for the entire amount paid or payable, (y) the Board may offset future distributions from such persons pursuant to Section 4.1.2 to which such person is otherwise entitled under this Agreement against such person’s obligation to indemnify the Company under this Section 4.4 and (z) such amounts shall be treated as a an amount paid on behalf of or with respect to such Member pursuant to this Section 4.4 with respect to both such former Member and such former Member’s transferee(s), as applicable. Any Imputed Underpayment paid (or payable) by the Company as a result of an adjustment with respect to any Company item, including any costs, interest or penalties with respect to any such adjustment, shall be treated as an amount paid on behalf of or with respect to the appropriate Members pursuant to this Section 4.4. Each Member will furnish the Board with such information as may be requested by the Board from time to time to determine whether withholding is required, and each Member will promptly notify the Board if such Member determines at any time that it is subject to withholding. Any amounts withheld pursuant to this Section 4.4 shall be treated as having been distributed to the Member with respect to which the withholding was made.

4.5 Distributions in Kind. No right is given to any Member to demand or receive property other than cash as provided in this Agreement. The Board, in its sole discretion, may cause the Company to make distributions of Company Assets in kind. Any in-kind distributions shall be valued at their fair market value as of the date of distribution as determined by the Board (in its sole discretion) and shall be made in such a fashion as to ensure that either (a) each Member receives its proportionate share of such in-kind distributions (as determined in accordance with this Article 4) or (b) if one or more Members receives an in-kind distribution of Company Assets (as selected by the Board, in its sole discretion, but subject to such Member’s approval (other than with respect to Management Incentive Units or Common Units held by such Member) if any other Member is receiving cash in lieu of such in-kind distribution of Company Assets), each other Member not receiving such Company Assets shall receive its proportionate distribution (as determined in accordance with Section 8.5), in cash or in other Company Assets (as selected by the Board in its sole discretion).

4.6 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Board, on behalf of the Company, shall be required to make a distribution to any Person in violation of the Act or other applicable law.

ARTICLE 5.

ALLOCATIONS OF NET PROFITS AND NET LOSSES

5.1 General Allocation of Net Profits and Losses.

5.1.1 Generally. Net Profits and Net Losses shall be determined and allocated with respect to each Fiscal Year or other period of the Company, (a) as of the end of such Fiscal Year or other period, (b) at such times as the Gross Asset Value of any Company Asset is adjusted pursuant to the definition thereof, and (c) at such other times as may be required or, in the Board’s sole discretion, permitted pursuant to this Agreement or otherwise under the Code. Subject to the other provisions of this Agreement, an allocation to a Member of a share of Net Profits or Net Losses shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profits or Net Losses.

5.1.2 Allocations to Capital Accounts. Subject to the other provisions of this Article 5, for purposes of adjusting the Capital Accounts of the Members, Net Profits and Net Losses of the Company shall be allocated for each fiscal year or other period to the Members such that the positive balance of the Adjusted Capital Account of each Member immediately following such allocation is, as closely as possible, equal (proportionately) to the amount of the distributions that would be made to such Member pursuant to Section 8.5 if the Company sold all of its assets for their Gross Asset Values, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the assets securing such liability), and the remaining cash was distributed in accordance with the priority set forth in Section 4.1.2; provided, however, that the Board may adjust the allocations that are determined (without regard to this proviso) pursuant to this Section 5.1.2 if the Board determines reasonably and in good faith that such adjustment is required to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, or to give economic effect to Article 3, Article 4 and Article 8 and the other relevant provisions of this Agreement.

5.2 Regulatory Allocations. Notwithstanding the foregoing provisions of this Article 5, the following special allocations shall be made in the following order of priority:

5.2.1 Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 5.2.1 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

5.2.2 Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This Section 5.2.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

5.2.3 Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible. It is intended that this Section 5.2.3 qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

5.2.4 Limitation on Allocation of Net Losses. If the allocation of Net Losses (or items of loss or deduction) to a Member as provided in Section 5.1 hereof would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Net Losses (or items of loss or deduction) as will not create or increase an Adjusted Capital Account Deficit. The Net Losses (or items of loss or deduction) that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests (as adjusted pursuant to Section 4.1.2(f)), subject to the limitations of this Section 5.2.4.

5.2.5 Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

5.2.6 Nonrecourse Deductions. The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in proportion to their relative Percentage Interests (as adjusted pursuant to Section 4.1.2(f)).

5.2.7 Member Nonrecourse Deductions. The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

5.2.8 Curative Allocations. The allocations set forth in Sections 5.2.1, 5.2.2, 5.2.3, 5.2.4, 5.2.5, 5.2.6 and 5.2.7 (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). Notwithstanding the provisions of Section 5.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

5.3 Tax Allocations.

5.3.1 Except as provided in Section 5.3.2, for income tax purposes under the Code and the Regulations, each Company item of taxable income, gain, loss, deduction and credit shall be allocated between the Members as its correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to this Article 5.

5.3.2 Tax items with respect to Company Assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation using any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Board in its discretion after consultation with its tax advisors and the TMP. If the Gross Asset Value of any Company Asset is adjusted pursuant to the definition of “Gross Asset Value” herein, subsequent allocations of income, gain, loss, deduction and credit with respect to such Company Asset shall take account of any variation between the adjusted basis of such Company Asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the Regulations promulgated thereunder using any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Board in its discretion after consultation with its tax advisors and the TMP. Allocations pursuant to this Section 5.3.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

5.4 Other Tax Provisions.

5.4.1 For any Fiscal Year or other period during which any part of an Interest is Transferred between the Members or by a Member to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of an Interest shall be apportioned between the transferor and the transferee under any method allowed pursuant to Code Section 706 and the applicable Regulations as determined by the Board in its discretion.

5.4.2 In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 5, the Board is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member.

5.4.3 For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interests in Net Profits shall be such Member’s relative Percentage Interest (as adjusted pursuant to Section 4.1.2(f)).

5.4.4 The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit for United States federal, state and local income tax purposes.

5.4.5 The Company and the Members shall not treat any of the rights of the Members under this Agreement as giving rise to any guaranteed payment for capital under Section 707 of the Code.

5.4.6 All matters concerning the allocations and other determinations provided for in this Article 5 and any accounting procedures not expressly provided for in this Agreement shall be determined by the Board in its discretion.

ARTICLE 6.

OPERATIONS

6.1 Management.

6.1.1 Board of Managers. The Company shall have a Board of Managers (the “Board”), appointed as set forth in this Section 6.1. Except as otherwise expressly provided in this Agreement: (a) the Board shall have sole and complete charge and management of all the affairs and business of the Company and the Company’s interests in the Platform Companies to the extent of its interests therein, in all respects and in all matters, including all authority consistent with the authority of a board of directors of a Delaware corporation; and (b) the Board shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company and the Company’s interests in the Platform Companies to the extent of its interests therein, to make all decisions affecting the business and affairs of the Company and with respect to the Company’s interests in the Platform Companies to the extent of its interests therein and to take all such actions as it deems necessary or appropriate to accomplish the purposes and direct the affairs of the Company and with respect to the Company’s interests in the Platform Companies to the extent of its interests therein, including full power and authority over equity issuances, the payment of distributions or repurchase of Units, the appointment and termination of officers, employees and other Service Providers to the Company or to any Platform Company (who are acting in such capacity on behalf of the Company), executive compensation and equity award plans, material transactions and company decisions, incurrence of indebtedness, the annual budget or operating plan, oversight over litigation and regulatory matters and any transactions between the Company or any Platform Company and any Affiliate of the Company. Without limiting the foregoing, the Board shall also have control and oversight over the powers and duties, operation and composition of any advisory or other committees formed by the Board.

(a) Composition. The Board shall initially consist of seven (7) managers (each, a “Manager”), subject to reduction as provided for in Section 6.1.1(a)(iii). The Managers shall be appointed as follows:

(i) Two individuals who will be designated by the holders of a majority of the Series B Preferred Units, who initially shall be Ali Satvat and James Momtazee (each, a “Series B Manager”).

(ii) Neil Kumar (the “Founder Manager”); provided that if for any reason the Founder Manager (x) shall resign from the Board, (y) shall cease to devote substantially all of his business time and attention to the business and affairs of the Company and the Platform Companies or (z) shall otherwise cease for any reason to be a Service Provider, then, automatically and without any action taken by any Member, (1) he shall be removed from the Board, and (2) all of the other Managers then on the Board, voting unanimously, may appoint a new Founder Manager, who shall devote substantially all of his or her business time and attention to the business and affairs of the Company and the Platform Companies.

(iii) Two individuals designated as follows (each, a “Series D Manager”): (A) one individual who shall be designated by KKR (the “KKR Series D Manager” and together with the Series B Managers, so long as KKR holds a majority of the Series B Preferred Units, the “KKR Managers”) if KKR purchases all of its allocated Series D Preferred Units as set forth in, and in accordance with the terms of, the Purchase Agreement as in effect on the date of this Agreement (the “KKR Closing”), and (B) one individual who shall be designated by Viking (the “Viking Series D Manager”); provided that (x) such KKR Series D Manager shall either be (1) an employee of KKR or its affiliated management entities or (2) an individual who would be reasonably expected to qualify as an independent director under applicable Nasdaq rules and who has relevant industry experience and (y) such Viking Series D Manager shall either be (1) an employee of Viking or its affiliated management entities or (2) an individual who would be reasonably expected to qualify as an independent director under applicable Nasdaq rules and who has relevant industry experience; provided, further that (Y) if the KKR Closing does not occur within the timeline required by the Purchase Agreement as in effect on the date of this Agreement, the number of Series D Managers shall be reduced by one (by eliminating the KKR Series D Manager seat), and the number of total Managers shall be reduced to six, with Viking continuing to have the right to designate the Viking Series D Manager (subject to the following clause (Z)) and (Z) if Viking does not purchase all of its allocated Series D Preferred Units as set forth in, and in accordance with the terms of, the Purchase Agreement on the date of this Agreement (the “Viking Closing”), the number of Series D Managers shall be reduced by one (by eliminating the Viking Series D Manager seat), and the number of total Managers shall be reduced to six, with KKR continuing to have the right to designate the KKR Series D Manager (subject to the foregoing clause (Y)). Viking shall use commercially reasonable efforts to designate the Viking Series D Manager within sixty (60) days of the Viking Closing. The KKR Series D Manager seat shall remain vacant until the KKR Closing and the Viking Series D Manager seat shall remain vacant until the Viking Closing.

(iv) One individual designated by the Founder Manager (the “Management Manager”), and approved by any then-serving Independent Manager, who shall initially be Charles Homcy.

(v) One individual who will be designated by any then-serving Manager (the “Independent Manager”), and approved by majority vote of the then-serving Managers; provided, however, that if the then-designated Managers cast an equal number of votes for and against any proposed Independent Manager, the Company shall solicit the vote of the Deciding Members to determine (based on the vote of two of three of such Members) whether the proposed individual (or which one of the proposed individuals, if applicable) shall be approved as the Independent Manager. Such Independent Manager may be a Member as a result of holding Management Incentive Units, but will not be Affiliated with any other Member and will have relevant industry experience. Richard Scheller shall initially be the Independent Manager. “Deciding Members” means the three Members holding the largest number of then-outstanding Series D Preferred Units, Series C Preferred Units and Series B Preferred Units (taken together as a single class on a number of Units outstanding basis) who do not have a then-serving Manager Affiliated with such Member on the Board.

(b) Removal; Replacement. Any Manager may resign at any time by giving written notice to the Board. Any Manager may be removed at any time by the Persons entitled to appoint and approve such Manager pursuant to Section 6.1.1(a). Any vacancies created by the resignation, removal or death of a Manager shall be filled in accordance with Section 6.1.1(a).

(c) Decisions. Each Manager shall be entitled to one (1) vote; provided, however, that in the event that (i) any KKR Manager is not present at a meeting or a KKR Manager seat is vacant (other than, until the KKR Closing, the KKR Series D Manager seat), James Momtazee, in the first instance, Ali Satvat, in the alternative, shall be permitted to vote on behalf of the absent or vacant KKR Manager seat, and (ii) the Viking Series D Manager seat is vacant, the person then designated as the Independent Manager (in good faith consultation with Viking) shall be permitted to vote on behalf of the vacant Viking Series D Manager (but only if the Viking Closing has occurred). Except as otherwise expressly provided in this Agreement, any actions required or permitted to be taken by the Board shall be so taken with the approval of a majority of all of the Managers, provided that vacant Manager seats (other than any vacant KKR Manager seat (other than, until the KKR Closing, the KKR Series D Manager) or Viking Series D Manager seat (but only if the Viking Closing has occurred), as applicable, which will be treated as filled by James Momtazee, in the first instance, or Ali Satvat, in the alternative, in the case of any vacant KKR Manger seat, or the Independent Director, in the case of the Viking Series D Management Seat, in accordance with Section 6.1.1(c) for this purpose) shall not be counted for this purpose.

Actions by the Managers may be taken at a duly-called meeting of the Board pursuant to Section 6.1.1(f) at which a quorum is present or by written consent without a meeting pursuant to Section 6.1.1(h). The Board shall memorialize its actions in the form of minutes, which minutes shall be conclusive evidence of such action and shall be incorporated into the books and records of the Company. References in this Agreement to any action, determination, decision, vote, approval or consent of the Board mean the action, determination, decision, vote, approval or consent of the Board taken, given or made in accordance with this paragraph.

(d) Meetings. Meetings of the Board may be held at the principal office of the Company or at such other place(s) as are designated by the Board at such times and with such frequency as shall be designated from time to time by the Board; provided that a meeting may be called by any one Manager.

(e) Telephonic Participation. Managers may participate in any regularly scheduled or special meetings of the Board telephonically or through other similar communications equipment, as long as all of the representatives participating in the meeting can hear one another. Participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement.

(f) Notice and Attendance. Notice of any meeting of, or of any action to be taken by written consent without a meeting pursuant to Section 6.1.1(h) by, the Board shall be given as far in advance of the meeting or such proposed action as is reasonably practicable and may be given by telephone (including by voicemail or by message to an individual who the notifying party instructs to and reasonably believes will notify the party to be notified of such meeting or such proposed action), by email, facsimile transmission, certified mail (return receipt requested) or by personal delivery. The Company shall use its reasonable best efforts to give notice of any meeting at least three (3) days prior to such meeting, unless otherwise agreed by all of the Managers. A Manager may waive notice of the date, time, place and purpose or purposes of a meeting of the Board. A waiver of notice is effective whether given before, at or after a meeting, and whether given in writing, orally or by attendance. Attendance by a Manager at a meeting is a waiver of notice of that meeting, unless the Manager objects at the beginning of the meeting to the transaction of business because the meeting is not properly called or convened, or objects before a vote on an item of business because the item may not properly be considered at that meeting and does not participate in the consideration of the item at that meeting.

(g) Quorum. A quorum shall be required to conduct any business at any meeting of the Board, and shall be deemed present at any such meeting so long as Managers entitled to cast at least a majority of the total number of votes entitled to be cast by the full Board (provided that vacant Manager seats (other than any vacant KKR Manager seat (other than, until the KKR Closing, the KKR Series D Manager seat) or Viking Series D Manager seat (but only if the Viking Closing has occurred), as applicable, which will be treated as filled by James Momtazee, in the first instance, or Ali Satvat, in the alternative, in the case of any vacant KKR Manger seat, or the Independent Director, in the case of the Viking Series D Management Seat, in accordance with Section 6.1.1(c) for this purpose) shall not be counted for this purpose).

(h) Actions Without Meetings. Any action required or permitted to be taken at a meeting of the Board may be taken by written consent without a meeting, which consent shall set forth the actions to be so taken and the approval of the Board required pursuant to Section 6.1.1(c). The Company shall provide at least three (3) days advance written notice of the proposed action and the purpose therefor to all Managers, provided that the requirement for such advanced written notice shall be deemed to be waived if all of the Managers then in office execute such written consent. Any such written consent shall have the same effect as an act of the Board at a properly called and constituted meeting of the Board. Copies of any executed written consent shall be delivered to all Managers promptly after execution thereof.

6.1.2 Binding Effect. Except as otherwise provided in this Agreement, the Board shall have the sole power and authority to bind the Company, except and to the extent that such power is expressly delegated in writing to any other Person by the Board (including through the appointment of Officers). The actions of the Board taken in such capacity and in accordance with this Agreement shall bind the Company.

6.1.3 Officers.

(a) The Board may appoint, from time to time, one or more individuals, including a Chief Executive Officer, to manage the day-to-day business affairs of the Company (each, an “Officer”) and may assign titles to such Officers as the Board may deem necessary or advisable. Each Officer shall have such powers, authority and responsibilities as are delegated in writing by the Board from time to time. Each Officer shall serve at the pleasure of the Board, and any appointment or delegation pursuant to this Section 6.1.3 may be revoked by the Board at any time. To the extent delegated by the Board, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company. The Board may designate in writing such other Persons to act as agents of the Company’s business as the Board shall determine in its sole discretion, and the actions of such other Persons taken in such capacity and in accordance with this Agreement shall bind the Company.

(b) The Chief Executive Officer shall have general charge and supervision of the business and affairs of the Company subject to the direction of the Board and the terms of this Agreement, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are otherwise delegated to the Chief Executive Officer by the Board. The Chief Executive Officer shall see that orders and resolutions of the Board are carried into effect. The Chief Executive Officer may sign certificates for Units and all other contracts and documents of the Company except in cases where the signing and execution thereof shall be expressly delegated by law or by the Board to some other Officer or agent of the Company. The Chief Executive Officer shall have general powers of supervision over the other Officers of the Company, subject only to all of the rights and powers of the Board. The Chief Executive Officer shall initially be Neil Kumar.

6.1.4 Observer Rights.

(a) As long as Viking, The United States Life Insurance Company in the City of New York (“AIG”) and Aisling Capital IV, LP (“Aisling”) are Series C Preferred Members, the Company shall invite a representative of each of Viking, AIG and Aisling (each, a “Series C Observer”) to attend all meetings of the Board and of any committee of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its Managers in connection with such meetings; provided, however, that such Series C Observer shall have agreed in writing for the benefit of the Company to hold in confidence and trust all information so provided in accordance with Section 6.1.5 below; and provided further, that the Company and the Board reserve the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could reasonably result in the loss of attorney-client privilege or result in disclosure of trade secrets or confidential information to a competitor. For the avoidance of doubt, no such representative shall be a Manager or member of the Board or have any voting rights at any such meeting of the Board or any committee thereof for any purpose and no such representative shall have any fiduciary duties to the Company or the Members. No amendment or waiver to this Section 6.1.4 may adversely affect the specified rights of a Member set forth in this Section 6.1.4 unless the Member adversely affected thereby shall have consented in writing to such amendment or waiver. Each Series C Observer shall be entitled to reimbursement from the Company for all reasonable and documented out-of-pocket costs and expenses incurred by them in connection with any travel undertaken for the purpose of attending meetings of the Board and of any committee of the Board.

(b) As long as HH BBP LLC (“Hillhouse”) is a Series D Preferred Member, the Company shall invite a representative of Hillhouse (the “Series D Observer” and collectively with the Series C Observers, the “Observers”) to attend all meetings of the Board and of any committee of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its Managers in connection with such meetings; provided, however, that the Series D Observer shall have agreed in writing for the benefit of the Company to hold in confidence and trust all information so provided in accordance with Section 6.1.5 below; and provided further, that the Company and the Board reserve the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could reasonably result in the loss of attorney-client privilege or result in disclosure of trade secrets or confidential information to a competitor. For the avoidance of doubt, no such representative shall be a Manager or member of the Board or have any voting rights at any such meeting of the Board or any committee thereof for any purpose and no such representative shall have any fiduciary duties to the Company or the Members. No amendment or waiver to this Section 6.1.4 may adversely affect the specified rights of a Member set forth in this Section 6.1.4 unless the Member adversely affected thereby shall have consented in writing to such amendment or waiver. The Series D Observer shall be entitled to reimbursement from the Company for all reasonable and documented out-of-pocket costs and expenses incurred by them in connection with any travel undertaken for the purpose of attending meetings of the Board and of any committee of the Board.

6.1.5 Confidentiality. Unless otherwise approved by the Board in writing, each Manager and each Observer shall keep strictly confidential the topics and substance of discussions that occur at any meeting of the Board or any committee thereof, as well as any information presented or otherwise obtained at or in connection therewith; provided, however, (a) the KKR Managers may share such information with KKR, and their respective Affiliates, employees, advisors, limited partners, current and prospective investors, and lenders, (b) the Viking Series D Manager may share such information with Viking, and their respective Affiliates, employees, advisors, limited partners, current and prospective investors, and lenders and (c) the Observers may share such information with the Series C Preferred Members or Series D Preferred Members, as applicable, and their respective Affiliates, employees, advisors, limited partners, investors, and lenders; provided, further, such recipients are (x) informed of the confidential nature of such information and bound by confidentiality obligations to such

Members similar to the obligations of confidentiality contained herein, and (y) each Member hereby agrees that it shall be responsible for any breach of the obligations of confidentiality contained in this Agreement by any recipients of such information that are (i) such Member’s representatives as a Manager or Observer, or (ii) such Member’s Affiliates, advisors, current or prospective investors or lenders as if such recipients were bound by such obligations of confidentiality; and provided, further, that such information may not be shared with any portfolio company Affiliated with any Manager or Preferred Member or with any competitor to the Company or any Platform Company. Notwithstanding the foregoing, nothing contained herein shall prohibit any Manager or Observer from disclosing as required pursuant to applicable law, regulation or legal or regulatory process or from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

6.2 Powers of Members. Except as otherwise expressly provided in this Agreement or as the Board may delegate in writing, the Members (in their capacity as such) shall not participate in the management of the Company, and shall have no right, power or authority to act for or on behalf of, or otherwise bind, the Company. Except as expressly provided in this Agreement or required by any non-waivable provisions of applicable law, the Members (in their capacity as such) shall have no right to vote on or consent to any other matter, act, decision or document involving the Company or its business. No Member shall take any action in the name of or on behalf of the Company, including assuming any obligation or responsibility on behalf of the Company, unless such action, and the taking thereof by such Member, shall have been expressly authorized by the Board in writing or shall be expressly and specifically authorized by this Agreement.

6.3 Limitations on Authority. Notwithstanding any contrary provision of this Agreement, the Board shall not have any authority to perform any act that would subject any Member (in its capacity as a Member of the Company) to liability for the debts, liabilities or obligations of the Company.

6.4 Remuneration and Reimbursement.

6.4.1 Managers and Committee Members. The Managers may receive fees or other compensation from the Company (including in the form of Units) for services provided in such Person’s capacity as a Manager of the Company, in each case as approved by the Board. Managers (other than the Founder Manager) shall be entitled to reimbursement on a monthly basis from the Company for all reasonable out-of-pocket costs and expenses incurred by them in connection with their service as Managers.

6.4.2 Platform Fees.

(a) Subject to this Section 6.4.2, the Members may receive directors’ fees (including fees derived from a position with similar status or functions in respect of a limited liability company), transaction fees, commitment fees, monitoring fees, break-up fees, success fees, syndication fees or similar fees (whether in the form of cash, securities or otherwise) from Platform Companies (including any such fees that such Member is contractually or legally required to remit to any other Person, “Platform Fees”).

(b) To the extent that any Member is receiving or entitled to receive Platform Fees from any Platform Company that is a Platform Company as of the Effective Date, such Platform Fees are described on Schedule 6.4.2 to this Agreement.

(c) If at any time the Company is considering acquiring equity or debt of any Person from whom a Member receives, is entitled to receive or expects to become entitled to receive Platform Fees, such Member shall disclose such Platform Fees and the terms or potential terms thereof to the Board promptly, and in any event within a reasonable period of time prior to the Company acquires equity or debt of such Person.

(d) Unless (i) the applicable Platform Fees are described on Schedule 6.4.2 to this Agreement, (ii) the applicable Platform Fees are disclosed to the Board in accordance with Section 6.4.2(c) prior to the time the Company acquires equity or debt of the applicable Person, or (iii) the applicable Member receives the approval of the Board and the written consent of the Majority Preferred Members, all Platform Fees received by any Member from any Platform Company shall be received on behalf of, and promptly remitted in full to, the Company.

6.4.3 Expenses. From and after the Effective Date, the Company will be responsible for all costs, fees and expenses of the Company incurred in accordance with an operating budget approved by the Board, including any costs, fees and expenses of the Company under any employment agreement or consulting agreement with a Service Provider.

6.5 Reliance by Third Parties. Any Person dealing with the Company, any Manager or any Officer may rely upon a certificate signed by any Manager or any Officer as to:

6.5.1 The identity of any Manager, any Member or any Officer;

6.5.2 The existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Board or Officers or in any other manner germane to the affairs of the Company;

6.5.3 The Persons who are authorized to execute and deliver any instrument or document for or on behalf of the Company; or

6.5.4 Any act or failure to act by the Company or as to any other matter whatsoever involving the Company, the Board, any Member or any Officer (in each case in relation to this Agreement or the business of the Company).

6.6 Records and Reports.

6.6.1 The Company shall keep, at the principal place of business of the Company or at such other location as the Board shall deem appropriate, full and proper ledgers, minutes of the proceedings of the Board, other books of account, and records of all receipts and disbursements, other financial activities, and the internal affairs of the Company for at least the current and past four Fiscal Years.

6.6.2 The Company shall prepare and deliver to each Series D Preferred Member, Series C Preferred Member and Series B Preferred Member, with respect to the Company, (a) audited consolidated financial statements within one hundred and twenty (120) days after the end of each Fiscal Year, quarterly unaudited financial reports within forty five (45) days after the end of each of the first three fiscal quarters in each Fiscal Year, and other information as determined by the Board; (b) upon request, promptly following the end of each fiscal quarter, an up-to-date schedule of Members with the information required to be set forth in Exhibit A; (c) within sixty (60) days after the end of each Fiscal Year, U.S. Internal Revenue Service Schedule K-1, “Partner’s Share of Income, Deductions, Credits, Etc.,” or any successor schedule or form, for such Series D Preferred Member, Series C Preferred Member and Series B Preferred Member, as applicable; and (d) such other information as such Series D Preferred Member, Series C Preferred Member or Series B Preferred Member, as applicable, may reasonably request from time to time to meet its tax reporting obligations in respect of the Company or for any other purpose related to its Interest. Any institutional investor that is a holder of Series D Preferred Units, Series C Preferred Units, Series B Preferred Units or their Affiliated investment funds will, upon request, be entitled to direct, contractual “management rights” in the Company and each of its subsidiaries as are reasonably necessary to permit such holder of Series D Preferred Units, Series C Preferred Units, Series B Preferred Units or their Affiliated investment funds to qualify at all relevant times as a “venture capital operating company” (as defined by the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations) (“VCOC Management Rights”). The VCOC Management Rights of any such holder of Series D Preferred Units, Series C Preferred Units, Series B Preferred Units or their Affiliates will be separate and distinct from any right of any Member to appoint a Manager to the Board or to otherwise receive information regarding the Company or the Platform Companies pursuant to this Agreement.

6.6.3 Members (personally or through an authorized representative) may, for purposes reasonably related to their Membership Interests, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours. Notwithstanding the foregoing: (a) the Board shall be entitled to invoke the benefits of the confidential information provisions of Section 18-305(c) of the Act (other than with respect to Viking, the KKR Member and its authorized representatives), and, for the avoidance of doubt, any information provided to or gathered by a Member pursuant to the foregoing or pursuant to Section 6.6.2 shall be subject to Section 9.10; and (b) the Board may, in its sole discretion, restrict any and all rights of any Common Member or Management Incentive Member(s) who is or has been a Service Provider to obtain information (including the Units held by any other Member) to the greatest extent permitted by law (including Section 18-305(f) of the Act), without the consent of any other Member and without the need to comply with any other notice or other requirements under this Agreement.

6.6.4 Notwithstanding anything to the contrary herein, Section 6.6.2 and Section 6.6.3 shall not be amended or waived without the prior written consent of KKR and Viking.

6.7 Actions Requiring Approval by Certain Preferred Members.

6.7.1 Notwithstanding Section 6.1 or any other provision of this Agreement or the Certificate to the contrary, the following actions shall not be taken by the Company, whether by amendment, merger, reclassification or otherwise, without the prior written approval of the Majority Preferred Members, acting in their sole discretion:

(a) authorize or issue, or obligate itself to issue, any new class or series of Units, Membership Interests or other equity interests of the Company having rights, preferences or privileges senior to or pari passu with any of the Preferred Units in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption;

(b) (i) reclassify, alter or amend any existing Unit that is pari passu with any series or class of Preferred Units in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to such series or class of Preferred Units in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing Unit that is junior to any series or class of Preferred Units in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with such series or class of Preferred Units in respect of any such right, preference or privilege (other than in connection with a Qualifying IPO pursuant to which the Company serves as the IPO Corporation and securities received by the Members are consistent with the requirements of Section 7.11);

(c) amend, alter or waive the Certificate or this Agreement or any term or provision set forth therein so as to adversely alter or change the powers, preferences or special rights of the Preferred Units;

(d) enter into or consummate a Fundamental Transaction;

(e) redeem, repurchase or otherwise acquire any Units, other than pursuant to an agreement with a Service Provider giving the Company the right to repurchase Units at the original cost thereof upon the termination of services or otherwise pursuant to the terms of Section 3.9;

(f) increase or decrease the number of managers constituting the Board;

(g) borrow money for or on behalf of the Company, incur and/or guarantee obligations for or on behalf of the Company, pledge the credit of the Company, or grant any security interests in the Company Assets that in the aggregate exceed $100,000,000; provided, that no such consent shall be required to grant any security interest in the Company Assets, including securities of its controlled subsidiaries and assets held by such subsidiaries, as required under the terms of the Company’s existing loan arrangement with Hercules Capital, Inc. or to draw-down amounts thereunder;

(h) adopt or materially amend any equity (or phantom equity) incentive plan of the Company or increase the Management Pool;

(i) any action that is, or that results in, a transaction between the Company or any Platform Company, on one hand, and any Member of the Company or Affiliate thereof, on the other hand except, in the case of this clause (i), for (x) ordinary course employee compensation approved by the Board or (y) pursuant to Section 3.9, Section 3.11, Section 7.9, Section 7.11 or Section 7.12; or

(j) any change in business operations or any other action that would cause the Company to have to register as an Investment Company within the meaning of the Investment Company Act or as an investment adviser within the meaning of the Investment Advisers Act.

6.7.2 Notwithstanding Section 6.1 or any other provision of this Agreement or the Certificate to the contrary, the Company, without the prior written approval of the Requisite Series D Majority, acting in their sole discretion, shall not take any action which (by amendment, merger, reclassification or otherwise) (a) amends, modifies or waives any provision of the Certificate or this Agreement in a manner adverse to the Series D Preferred Units, (b) results in the issuance of Series D Preferred Units (other than pursuant to the Purchase Agreement), (c) waives the treatment of a transaction (or series of related transactions) as a Fundamental Transaction with respect to the Series D Preferred Units, or (d) consummates an underwritten initial public offering other than a Qualifying IPO.

6.7.3 Notwithstanding Section 6.1 or any other provision of this Agreement or the Certificate to the contrary, the Company, without the prior written approval of the Requisite Series C Majority, acting in their sole discretion, shall not take any action which (by amendment, merger, reclassification or otherwise) (a) amends, modifies or waives any provision of the Certificate or this Agreement in a manner adverse to the Series C Preferred Units or (b) results in the issuance of any additional Series C Preferred Units other than the Series C Preferred Units outstanding as of the Effective Date.

6.7.4 Notwithstanding Section 6.1 or any other provision of this Agreement or the Certificate to the contrary, the Company, without the prior written approval of the Members holding a majority of the outstanding Series B Preferred Units, acting in their sole discretion, shall not take any action which (by amendment, merger, reclassification or otherwise) (a) amends, modifies or waives any provision of the Certificate or this Agreement in a manner adverse to the Series B Preferred Units or (b) results in the issuance of any additional Series B Preferred Units other than the Series B Preferred Units outstanding as of the Effective Date.

6.7.5 Subject to Section 6.7.1, Section 6.7.2(b), Section 6.7.3(b) and Section 6.7.4(b), nothing set forth in Section 6.1 or Section 9.1 shall limit the ability of the Board to cause the Company to issue any additional Units or other equity interest, or to admit any Additional Member, in each case with such rights as the Board shall prescribe, which may be lesser, equal or superior rights to those of any existing Member or existing Units, and the Board may amend this Agreement to reflect the rights and obligations of such class of Units or other equity interests and the issuance thereof without the consent of any holder of Units.

6.8 Indemnification by the Company.

6.8.1 The Company shall indemnify and hold harmless each current and former Manager, TMP, Preferred Member, the Chief Executive Officer of the Company and their respective Affiliates, and, to the extent determined by the Board in its sole discretion (without creating any right to indemnity for any such Persons), any other Members and any other Officers, employees and agents of the Company (each, an “Indemnitee”), to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, taxes, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements and other costs of litigation, whether pending or threatened), judgments, fines, settlements and other amounts, of any nature whatsoever, known or unknown, liquid or illiquid (collectively, “Liabilities”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (collectively, “Actions”), in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incident to the business of the Company, if (a) the Indemnitee acted in a manner such Person believed to be within the scope of such Indemnitee’s authority, and (b) the Indemnitee’s conduct did not constitute fraud, gross negligence or willful misconduct. The termination of an action, suit or proceeding by judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in clause (a) or (b) above. Notwithstanding anything to the contrary herein, the indemnity provided in this Section 6.8.1 shall not extend to any Liabilities arising from a Member’s breach of its representations, warranties, covenants or acknowledgements in Section 9.2.

6.8.2 Expenses incurred by an Indemnitee in defending any Action subject to this Section 6.8 shall be advanced by the Company (to the extent of available cash as determined by the Board) prior to the final disposition of such Action upon receipt by the Company of a satisfactory written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.8.

6.8.3 The indemnification provided by this Section 6.8 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

6.8.4 Any indemnification provided in this Section 6.8 hereunder shall be satisfied solely out of the Company Assets. No Member or its Affiliates shall be subject to personal liability by reason of the indemnification provisions in this Section 6.8.

6.8.5 No Indemnitee shall be denied indemnification in whole or in part under this Section 6.8 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

6.8.6 Except as set forth in Section 6.8.3, the provisions of this Section 6.8 are for the benefit of the Indemnitees only and shall not be deemed to create any rights for the benefit of any other Person. In no event shall any Indemnitee be entitled to double recovery for any liability indemnified by the Company pursuant to this Section 6.8.

6.8.7 No Indemnitee shall be liable to the Company or to any other Member for any losses sustained or Liabilities incurred as a result of any act or omission of such Person (other than the breach by such Person of the representations and warranties made by it in this Agreement) if (i) such Person acted in a manner such Person believed to be within the scope of such Person’s authority, and (ii) such Person’s conduct did not constitute fraud, gross negligence or willful misconduct.

6.8.8 The Board, on behalf of the Company, shall cause the Company to purchase and maintain insurance, at the expense of the Company, and in such amounts and on such terms as are reasonably satisfactory to the Board, for the protection of Indemnitees who are Service Providers against any liability incurred by such Persons in any such capacity or arising out of any such Person’s status as such, whether or not the Company has the power to indemnify such Persons against such liability.

6.8.9 If any Indemnitee believes that it has a claim for indemnification under this Section 6.8 (a “Claim”), such Indemnitee shall so notify the Company, promptly in writing describing such Claim, the amount thereof, if known, and the method of computation of such Claim, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Claim shall have arisen.

6.8.10 The Members hereby acknowledge that certain of the Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by third Persons that are not Affiliates of the Company (collectively, the “Secondary Indemnitors”). Notwithstanding anything to the contrary in this Section 6.8, the Members hereby agree (a) that the Company is the indemnitor of first resort (i.e., its obligations to the Indemnitees are primary and any obligation of the Secondary Indemnitors to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by the Indemnitees are secondary), (b) that the Company shall be required to advance the full amount of expenses incurred by the Indemnitees and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Indemnitees to the extent legally permitted and as required by this Agreement (or any other agreement between the Company and one or more of the Indemnitees), without regard to any rights the Indemnitees may have against the Secondary Indemnitors, and (c) that the Company irrevocably waives, relinquishes and releases the Secondary Indemnitors from any and all claims against the Secondary Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Members further agree that no advancement or payment by the Secondary Indemnitors on behalf of any Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing and the Secondary Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company.

6.8.11 References to Managers in this Section 6.8 mean Managers acting in such capacity and not in any other capacity (such as an Officer or employee of the Company or a Platform Companies). Notwithstanding anything to the contrary in this Section 6.8, this Section 6.8 does not apply to any action, suit or proceeding by the Company or its Affiliates against any Officer or employee of the Company or its Affiliates, including any action, suit or proceeding to enforce any rights under any employment or similar agreement.

6.8.12 For the avoidance of doubt, no Member or Service Provider (including the Founder Manager) shall be personally liable to the Company, any Member or any other Indemnitee for any Liabilities sustained or incurred arising out of, as a result of or otherwise related to any breach by such Person of, or act or omission of such Person in connection with, any of the matters contemplated by Section 6.7 or Section 6.11 of this Agreement.

6.9 Other Activities.

6.9.1 Subject to Sections 6.9.2 and 6.9.3, each Member, each Manager and each of their respective Affiliates (excluding, in each case, the Founder Manager) (each, together with his or her respective Affiliates, an “Unrestricted Person” and, collectively, together with their respective Affiliates, the “Unrestricted Persons”) may engage or invest in, and devote its and their time to, any other business venture or activity of any nature and description, whether or not such activities are considered competitive with the Company, and neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of any Unrestricted Person (or to the income or proceeds derived therefrom), and the pursuit of such other venture or activity shall not be deemed wrongful or improper. In connection with the foregoing, subject to Section 6.9.2, no Unrestricted Person shall be required to provide any notice to, or receive any approval from, or effect any sharing with, any of the other Managers or Members or the Company. The legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines shall not be applied to any such competitive venture or activity of an Unrestricted Person. Subject to Section 6.9.2, no Unrestricted Person shall have any obligation to the Company or its Managers or Members with respect to any opportunity. Without limiting the foregoing, subject to Section 6.9.2, the Unrestricted Persons shall to the fullest extent permitted by law have no duty to refrain from investing in any Person which is engaged in the same or similar business as the Company or any of its Affiliates. None of the Unrestricted Persons shall (to the fullest extent permitted by law and subject to Section 6.9.2) be deemed to have breached their fiduciary duties, if any, to the Company by reason of engaging in any such activity. For the avoidance of doubt, nothing set forth in this Section 6.9.1 shall apply to the Founder Manager; provided, that the Board shall consider reasonably and in good faith any request by the Founder Manager for a waiver of Section 6.10.2 with respect to the Founder Manager to the extent that the Founder Manager would be in breach of any fiduciary duty to the Company or any Member as a result of taking any action on behalf of a Platform Company in compliance with the fiduciary duty he owes to such Platform Company. Notwithstanding anything to the contrary herein, this Section 6.9.1 shall not be amended or waived with respect to the Members and their respective Affiliates without the prior written consent of KKR and Viking.

6.9.2 Unless otherwise determined by the Board, each of (i) the Founder Manager and (ii) the Management Manager (if he or she is or was an employee of the Company or any Platform Company) (each, together with his or her respective Affiliates, a “Restricted Person”), for so long as such Restricted Person serves on the Board or otherwise remains a

Service Provider (any such services provided by such Restricted Person, his or her “Services”) and for a period of one year after the termination or cessation of all of such Restricted Person’s Services for any reason, will not directly or indirectly, either alone or in association with others, recruit, induce or attempt to induce, any Service Provider to terminate his or her Services, employment or other engagement with the Company or any Platform Company or hire such Service Provider.

6.9.3 The provisions of this Section 6.9 shall be subject to (and shall not be deemed to limit or override in any manner) any provision to the contrary in any Vesting Agreement, employment agreement, non-competition agreement or other agreement to which a Member or Manager is party with the Company, which contrary provision expressly refers to this Section 6.9.

6.10 No Duty; Fiduciary Duties.

6.10.1 This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Unrestricted Person or any Additional Member or Substitute Member admitted after the Effective Date (with respect to any such Additional Member or Substitute Member, to the extent determined by the Board in its sole discretion) (in each case, solely in its capacity as such), any of their respective Affiliates or any officer or employee of any such Unrestricted Person, Additional Member or Substitute Member (collectively, the “Participants”). Further, each Member hereby waives any and all fiduciary duties owed to the Company or to such Member by any Participant (including those fiduciary duties that, absent such waiver, may be implied by law), and in doing so, each Member recognizes, acknowledges and agrees that the duties and obligations of the Participants to the Company and each other Member are only as expressly set forth in this Agreement. To the maximum extent permitted by law, no Participant shall owe any duty (including any fiduciary duty) to the Company or to any Member other than a duty to act in accordance with the implied contractual covenant of good faith and fair dealing. The parties hereto acknowledge and agree that any Participant acting in accordance with this Agreement shall (a) be deemed to be acting in compliance with such implied contractual covenant, and (b) not be liable to the Company, to any Member or to any other Person that is a party to or is otherwise bound by (or is a beneficiary of) this Agreement for its reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Participant otherwise existing at law or in equity in respect of the Company or its Members are agreed by all parties hereto to replace fully and completely such other duties and liabilities.

6.10.2 Unless otherwise determined by the Board, each employee, Officer or agent of the Company (notwithstanding the fact that such employee, Officer or agent may also be a Participant) shall owe fiduciary duties to the Company in its capacity as an Officer, employee or agent to the Company consistent with the fiduciary duties that such employee, Officer or agent would owe to the Company were it a corporation formed under the General Corporation Law of the State of Delaware; provided, however, that such fiduciary duties shall be subject to Section 6.9.1 and, other than with respect to the Founder Manager (provided that the Board shall consider reasonably and in good faith any request by the Founder Manager for a waiver of this Section 6.10.2 in connection with any such “corporate opportunity,” “business opportunity” or similar doctrine that may be available to a Platform Company), the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines shall not apply to each employee, Officer or agent of the Company.

6.10.3 Subject to Section 6.10.1 but notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement a Participant is permitted or required to make a decision or take an action (a) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude, in making such decisions, the Participant shall be entitled to take into account only such interests and factors as it desires (including its own interests) or (b) in its “good faith” or under another expressed standard, the Participant shall act under such express standard and shall not be subject to any other or different standards.

6.10.4 A Participant may consult with legal counsel and accountants (and other similar experts) and any act or omission suffered or taken by a Participant on its own behalf or, to the extent consistent with its authority granted in this Agreement, on behalf of the Company, in good faith in reliance upon and in accordance with the advice of such counsel or accountants (or other similar experts) will be full justification for any such act or omission, and such Participant will be fully protected (and shall not be liable to the Company, any Member, or any other Person that is a party to or is otherwise bound by (or is a beneficiary of) this Agreement) in so acting or omitting to act, so long as such counsel or accountants (or other similar experts) were selected with reasonable care.

6.11 Certain Operational Matters.

6.11.1 The Company shall, and shall cause each of its Platform Companies to, hold themselves out as primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities.

6.11.2 At no time shall the Company or any Service Provider, on behalf of the Company, provide investment advice with respect to Securities (as defined below) to any person for compensation or hold itself out as providing investment advice with respect to Securities. The Members acknowledge and agree that they have not received and will not receive any investment advice from the Company, any Service Provider, or any Affiliate of the foregoing with respect to an investment in the Company or any Company operations or activities.

6.11.3 The Company is not, and will take all such other actions necessary to ensure it shall not be, required to register as an investment company under the Investment Company Act or as an investment adviser under the Investment Advisers Act or under any applicable state securities laws.

6.11.4 At such other times as the Board or the KKR Member may request, the Chief Executive Officer of the Company shall confirm (solely in his capacity as an Officer of the Company and with no recourse or liability to him or her personally) to the Board (a) in the form set forth on Exhibit B hereto that the Company is not required to register as an investment company under the Investment Company Act based on (i) Section 3(a)(1)(C) of the Investment Company Act, (ii) Rule 3a-1 promulgated under the Investment Company Act or (iii) any other exemption or exception from registration from the Investment Company Act, other than Sections 3(c)(1) or 3(c)(7) of the Investment Company Act, that the KKR Member has deemed acceptable, and (b) that the Company is not required to register as an investment adviser under the Investment Advisers Act or any applicable state securities laws and that the Company has based such determination on the advice of external legal counsel nationally recognized as experienced in advising on issues with respect to the Investment Advisers Act.

6.11.5 If at any time the Company or any Service Provider has otherwise breached the provisions set forth in this Section 6.11, the Chief Executive Officer of the Company is unable to deliver a confirmation in accordance with Section 6.11.4, or the KKR Member otherwise reasonably believes the Company is or will become required to register as an investment company under the Investment Company Act or as an investment adviser under the Investment Advisers Act, then the Company and the Members shall cooperate with the KKR Member to take all reasonable actions deemed necessary or desirable by the KKR Member in order to restructure either (a) the business and operations of the Company and the Platform Companies or (b) the KKR Member’s Interests, in each case in a tax efficient manner that preserves the KKR Member’s economic interests in the Company, including its rights under Section 4.1 and in a manner that does not adversely affect the other Members’ interests, and that is reasonably satisfactory to the KKR Member, such that, at KKR’s discretion, either (x) the Company would no longer be required to register as an investment company under the Investment Company Act or as an investment adviser under the Investment Advisers Act or (y) the KKR Member would not be deemed directly or indirectly to “control” the Company (as defined in Section 2(a)(9) of the Investment Company Act and Section 202(a)(12) of the Investment Advisers Act) or to otherwise be an “alter ego” of the Company for purposes of the Investment Advisers Act.

6.11.6 The Company shall, and shall use commercially reasonable efforts to cause each of its Controlled Platform Companies and each of the Company’s and the Controlled Platform Companies’ respective directors, officers, employees, agents, representatives, and other third parties operating on their behalf to (a) comply in all respects with the FCPA and any other applicable Bribery Legislation (in each case to the extent applicable), (b) keep all books and records, accounts and other records, such that they, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and (c) institute policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.

ARTICLE 7.

INTERESTS AND TRANSFERS OF INTERESTS

7.1 Transfers. No Common Member or Management Incentive Member or their respective Assignees may Transfer all or any portion of its Membership Interest with respect to Common Units or Management Incentive Units held by such Common Member or Management Incentive Member (or beneficial interest therein), without the prior written consent of the Board and the Majority Preferred Members; provided, however, that, subject to Section 7.2 and Section 7.5, neither the Board’s nor the Majority Preferred Members consent shall be required with respect to a Permitted Transfer (except as provided in the definition of “Permitted Transfer”). Without limiting the foregoing, all Transfers of all or any portion of any Membership Interest (or beneficial interest therein) shall only be made in accordance with this Article 7. To the fullest extent permitted by law, any purported Transfer which is not in accordance with, or subsequently violates, this Agreement, including this Article 7, shall be null and void.

7.2 Further Restrictions. Without limiting Section 7.1, and notwithstanding any contrary provision in this Agreement, and to the fullest extent permitted by law, any Transfer otherwise permitted pursuant to the terms of this Agreement shall be null and void (unless waived by the Board) if:

(a) such Transfer may cause the Company to cease to be classified as a partnership for federal or state income tax purposes;

(b) such Transfer may not be effected without registration under the Securities Act or pursuant to a valid exemption thereto;

(c) such Transfer may require the registration of such Transferred Interest or other Interests pursuant to any applicable federal or state securities laws or pursuant to a valid exemption thereto;

(d) would result in a termination of the Company under Section 708 of the Code;

(e) such Transfer may cause the Company to become a “publicly traded partnership,” as such term is defined in Code Sections 469(k)(2) or 7704(b);

(f) such Transfer may involve Interests being traded on an “established securities market” or a “secondary market or the substantial equivalent thereof” as those terms are defined in Regulations Section 1.7704-1 (in addition, such Transfers shall not be “recognized” (as that term is defined in Regulations Section 1.7704-1(d)(2)) by the Company);

(g) such Transfer may cause the Company to fail to meet the “private placement” safe harbor or any other safe harbor from treatment as a “publicly traded partnership” selected by the Board, as described in Regulations Section 1.7704-1;

(h) such Transfer may result in withholding pursuant to Section 1446(f) of the Code, and the transferring Member fails to provide a duly executed affidavit certifying (i) that withholding is not required as a result of the application of an exception to the requirement to withhold or (ii) that any applicable withholding tax that may be imposed on such Transfer (including pursuant to Sections 864 and 1446 of the Code) and any related tax returns or forms that are required to be filed, have been, or will be, timely paid and filed, as applicable;

(i) such Transfer may subject the Company to regulation under the Investment Company Act, the Investment Advisers Act or the Employee Retirement Income Security Act of 1974, each as amended;

(j) such Transfer may result in a violation of applicable laws, regulations or administrative orders;

(k) such Transfer is made to any Person who may lack the legal right, power or capacity to own such Interest; or

(l) the Company does not receive written instruments evidencing such Transfer (including copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee subject to the same terms and conditions as the Member initiating the Transfer) that are in a form satisfactory to the Board (as determined in the Board’s sole discretion).

7.3 Rights of Assignees. Until such time, if any, as a transferee of any Transfer permitted pursuant to this Article 7 is admitted to the Company as a Substitute Member pursuant to Section 7.5: (a) such transferee shall be an Assignee only, and only shall receive from the Company, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit, or similar items to which the Member which Transferred its Interest would be entitled, (b) such Assignee shall not have any right or interest greater than that of the Membership Interest from which its interest is derived, (c) such Assignee shall be subject to all of the obligations of, and restrictions applicable to, the Membership Interest (or portion thereof) from which its interest is derived (including any Capital Contribution obligations) (provided that the transferring Member shall not be released from its obligations to make Capital Contributions should the Assignee fail to meet such obligations in a timely manner, nor shall the transferring Member otherwise be relieved of any of the obligations or restrictions applicable to it hereunder), (d) such Assignee shall have a separate Capital Account, which Capital Account shall be maintained in a manner consistent with this Agreement, and (e) such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Member (including any rights to vote or participate in the management of the Company or any right to information concerning the business and affairs of the Company), such other rights relating to, or in connection with, such Interest, remaining with the Transferring Member. In such a case, the Transferring Member shall remain a Member even if it has Transferred its entire Interest to one or more Assignees until such time as each Assignee is admitted to the Company as a Substitute Member pursuant to Section 7.5. In the event any Assignee desires to make a further assignment of any Interest, such Assignee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as any Member desiring to make such an assignment.

7.4 Admissions, Withdrawals and Removals. No Person shall be admitted to the Company as a Member except in accordance with Section 3.2, 3.4, 7.5, 7.8 or 7.9. No Member shall be entitled to retire or withdraw from being a Member of the Company, nor shall any Member be removed or redeemed from the Company, except (a) in accordance with Section 7.6, (b) in accordance with the terms of such Member’s Vesting Agreement, if any, (c) at the direction or with the consent of the Board (which may be given or withheld by the Board in its sole discretion), or (d) in the event that such Member has Transferred all of such Member’s Interests to another Person or all of such Member’s Interests have been redeemed by the Company, in each case in accordance with the terms of this Agreement. No admission, withdrawal, removal or redemption of a Member shall cause the dissolution of the Company. Any purported admission, withdrawal, removal or redemption which is not in accordance with this Agreement shall be null and void.

7.5 Admission of Assignees as Substitute Members.

7.5.1 An Assignee shall become a Substitute Member only if and when each of the following conditions is satisfied:

(a) The applicable Member or the Assignee sends written notice to the Board requesting the admission of the Assignee as a Substitute Member and setting forth the name and address of the Assignee, the Units transferred, and the effective date of the Transfer; and

(b) The Board receives from the Assignee (i) such information concerning the Assignee’s financial capacities and investment experience as the Board may request, and (ii) written instruments (including copies of any instruments of Transfer, such Assignee’s consent to be bound by this Agreement as a Substitute Member and confirmation that such Assignee is able to and does make each of the representations set forth in Section 9.2) that are in a form satisfactory to the Board (as determined in the Board’s sole discretion).

7.5.2 Upon the admission of any Substitute Member, the books and records of the Company shall be amended by the Board to reflect the name, address and initial Units of such Substitute Member and to eliminate or adjust, if necessary, the name, address and then-current Units of the predecessor of such Substitute Member. Each Substitute Member shall succeed to the deemed Capital Contributions and Capital Account of the predecessor of such Member with respect to the Units transferred to such Substitute Member.

7.6 Withdrawal of Members. If a Member has transferred all of its Membership Interest to one or more Assignees, then such Member shall withdraw from the Company if and when all such Assignees have been admitted as Substitute Members in accordance with this Agreement.

7.7 Liens. No Member may encumber its Interest with a Lien without the prior written consent of the Board.

7.8 Take-Along Rights.

7.8.1 If (a) the Board, the Majority Preferred Members and, if and only if the amount payable at the initial closing of such transaction in respect of a Series D Preferred Unit is less than the Required Unit Price, the Requisite Series D Majority, approve a Fundamental Transaction or (b) the Majority Preferred Members and, if and only if the amount payable at the initial closing of such transaction in respect of a Series D Preferred Unit is less than the Required Unit Price, the Requisite Series D Majority, determine to proceed with a Company Sale pursuant to Section 7.12.1 (a “Take-Along Transaction”), then the Company or such Majority Preferred Members may notify each other Member (each, a “Take-Along Member”) in writing at least ten (10) days prior to the consummation of such Take-Along Transaction (a “Take-Along Notice”). If the Company or such Majority Preferred Members delivers a Take-Along Notice: (i) each Take-Along Member shall be deemed to approve and consent to the proposed Take-Along Transaction for all purposes; (ii) to the extent any vote or consent to such Take-Along Transaction is required, each Take-Along Member shall vote for and consent to such Take-Along Transaction (including on behalf of all of its Interests and on behalf of all Interests with respect to which such Take-Along Member has the power to direct the voting) and shall waive and shall not exercise any dissenter’s rights, appraisal rights or similar rights which such Take-Along

Member may have in connection therewith or otherwise in connection with the Take-Along Transaction; (iii) each Take-Along Member shall agree to sell all or a pro rata portion of its Units for an amount equal to the Implied Equity Value of such Units and otherwise on the same terms and conditions (except that the Board may adjust such terms and conditions (other than the Implied Equity Value) as applied to any Series D Preferred Units, Series C Preferred Units, Series B Preferred Units, Series A Preferred Units, Founder Units, Common Units and/or Management Incentive Units, in such manner as the Board deems equitable to reflect the differences between the Preferred Units, Founder Units, Common Units and/or the Management Incentive Units); (iv) each Take-Along Member shall agree to all representations, warranties, indemnities and releases reasonably required to effectuate such Take-Along Transaction as determined by the Board or the Majority Preferred Members, and to all other reasonable representations, warranties, covenants and agreements that the Majority Preferred Members (with the consent of both KKR and Viking) have agreed to be subject to or bound by in connection with such Take-Along Transaction; and (v) each Take-Along Member shall take all other actions reasonably necessary or desirable, as determined by the Majority Preferred Members (with the consent of both KKR and Viking), to cause the consummation of such Take-Along Transaction; provided that in the case of each of clause (i)-(v) above:

(1) such Take-Along Member shall receive the same form or forms of consideration as such Majority Preferred Members (or the option to elect to receive the same form or forms of consideration) in such Take-Along Transaction;

(2) any representations and warranties to be made by such Take-Along Member in connection with the Take-Along Transaction are limited to representations and warranties related to authority, ownership and the ability to convey title to such Interests, including, but not limited to, representations and warranties that (A) the Take-Along Member holds all right, title and interest in and to the Interests such Take-Along Member purports to hold, free and clear of all liens and encumbrances, (B) the obligations of the Take-Along Member in connection with the transaction have been duly authorized, if applicable, (C) the documents to be entered into by the Take-Along Member have been duly executed by the Take-Along Member and delivered to the acquirer and are enforceable against the Take-Along Member in accordance with their respective terms; and (D) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Take-Along Member’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency; provided, however, that, notwithstanding the foregoing, each Take-Along Member shall also provide any additional representation or warranty that is provided by the Majority Preferred Members (with the consent of both KKR and Viking) in connection with such Take-Along Transaction;

(3) no Take-Along Member shall be required to agree to any restrictive covenant, other than (x) reasonable employee non-solicitation and no-hire covenants with respect to the Company and the Platform Companies that are agreed to by the Majority Preferred Members and that do not apply to any portfolio company of such Take-Along Member, or (y) any other reasonable restrictive covenants that the Majority Preferred Members (with the consent of both KKR and Viking) have also agreed to be subject to, and no Take-Along Member shall be required to agree to provide indemnification in excess of the proceeds it would otherwise be entitled to receive in such transaction or shall be required to provide indemnification with respect to any breach of any representation, warranty or covenant made by any other Member (in its capacity as such), or shall be required to provide any representation or warranty with respect to ownership of any Interests other than the Transferred Interests of such Take-Along Member (provided that such Take-Along Member may be required to provide several and not joint indemnification that applies equally to all Members with respect to breaches of any representation, warranty or covenant made by or with respect to the Company or the Platform Companies and all such indemnification shall be allocated pro rata (based upon the relative aggregate amounts of consideration received by such Member as compared to all other Members)).

7.8.2 If a Take-Along Transaction is consummated pursuant to Section 7.8.1, then each Member shall bear a pro rata share (based upon the relative aggregate amounts of consideration received by such Member as compared to all other Members) of all Company costs, fees and expenses related to the sale of the Interests (including of any escrows, holdbacks, earn-outs or contingent payments) pursuant to such transaction to the extent such costs, fees and expenses are not otherwise paid by the Company or the acquiring party. Costs incurred by any Member in connection with the transaction shall not be considered costs of the transaction hereunder.

7.8.3 Subject to Section 3.9, no Common Member or Management Incentive Member shall receive any payments pursuant to this Section 7.8 with respect to any Percentage Interest attributable to a Common Unit or a Management Incentive Unit that is an Unvested Unit as of the date the Take-Along Transaction is consummated (and for purposes of making payments pursuant to this Section 7.8, any such Unvested Unit shall be treated as if such Percentage Interest does not exist), unless and to the extent such Unvested Unit is accelerated (by its terms, as contemplated hereunder or in a Vesting Agreement or otherwise in the sole discretion of the Board) immediately prior to such Take-Along Transaction.

7.8.4 If the Board and the Majority Preferred Members determine to consummate an initial public offering of interests in any subsidiary of the Company pursuant to an effective registration statement under the Securities Act (a “Platform Company IPO”), then the Company or such Majority Preferred Members may notify each Take-Along Member in writing at least ten (10) days prior to the consummation of such Platform Company IPO (a “Platform Company IPO Take-Along Notice”). If the Company or such Majority Preferred Members delivers a Platform Company IPO Take-Along Notice, (i) each Take-Along Member shall be deemed to approve and consent to the proposed Platform Company IPO for all purposes; and (ii) to the extent any vote or consent to such Platform Company IPO is required, each Take-Along Member shall vote for and consent to such Platform Company IPO (including on behalf of all of its Interests and on behalf of all Interests with respect to which such Take-Along Member has the power to direct the voting) and (iii) each Take-Along Member agrees not to take any express action to impair, delay or hamper such Platform Company IPO. Notwithstanding anything to the contrary herein, the obligations of the Take-Along Members under this Section 7.8.4 shall be limited to the ownership and voting of Units, and shall in no event apply to any equity interests that may be held directly by such Take-Along Members in a Platform Company.

7.9 Right of First Refusal.

7.9.1 Prior to any Transfer of Interests by any Member (other than: (a) any Transfer by any Series D Preferred Member of its Series D Preferred Units, (b) any Transfer by any Series C Preferred Member of its Series C Preferred Units, (c) any Transfer by any Series B Preferred Member of its Series B Preferred Units, or (d) any Permitted Transfer), such Member shall deliver a written notice (an “Offer Notice”) to the Company and the Series D Preferred Members, the Series C Preferred Members and the Series B Preferred Members (the “Offerees”) at least thirty (30) days prior to making such Transfer (such 30-day period, the “Election Period”). The Offer Notice shall disclose in reasonable detail the proposed number and class of Interests to be Transferred, the proposed terms and conditions of the Transfer and the identity of the prospective transferee(s). The Company may, or if the Company declines its rights or elects to purchase less than the entire Interest being offered pursuant to this Section 7.9.1, the Offerees (or any of them, in accordance with this Section 7.9.1) may on a pro rata basis, based on the aggregate number of Series D Preferred Units, Series C Preferred Units and Series B Preferred Units outstanding held by such Offeree relative to the aggregate number of Series D Preferred Units, Series C Preferred Units and Series B Preferred Units outstanding, elect to purchase all or any portion of the Interests specified in the Offer Notice (or the portion of such Interest that the Company declined to purchase) at the price and on the terms specified therein by delivering written notice of such election to such offering Member as soon as practical, but in any event within fifteen (15) days after the delivery of the Offer Notice (or, in the case of the Members, within fifteen (15) days after the Company declines to exercise (or partially exercise) its option to purchase). If the Company or any one or more of the Offerees has elected to purchase any portion of the Interest from such offering Member, the Transfer of such Interest shall be consummated as soon as practical after the delivery of the election notice(s) contemplated by this Section 7.9.1 to the Company or such Member, but in any event within sixty (60) days after the expiration of the Election Period. In addition, if less than all of the Offerees elect to purchase their respective pro rata portion of the Interest being offered from such offering Member, the Offerees who do elect to purchase their respective pro rata portion of the Interest being offered from such offering Member shall be entitled to purchase the remainder of the Interest being offered on a pro rata basis, based on the aggregate number of Series D Preferred Units, Series C Preferred Units and Series B Preferred Units outstanding held by such participating Offeree relative to the aggregate number of Series D Preferred Units, Series C Preferred Units and Series B Preferred Units held by all of the participating Offerees, by delivery of a notice to such effect to the offering Member (which notice may be included in the initial election notice), and the Transfer of such additional portion of the Interest shall be consummated as soon as practical after the delivery of the election notice(s) contemplated by this Section 7.9.1 to the Company or such Member, but in any event within 60 days after the expiration of the Election Period. If the Company or any one or more of the Offerees has not elected to purchase any portion of the Interest being offered, such Member may, within seventy five (75) days after the expiration of the Election Period, and subject to the other provisions of this Article 7, Transfer such portion of Interest specified in the Offer Notice to one or more third parties approved by the Board at a price no less than the price specified in the Offer Notice and on other terms no more favorable to the transferees thereof than those that were offered to the Company and the Offerees in the Offer Notice. If such Interest is not sold within such seventy five (75) day period to one or more third parties approved by the Board, no part of such Interest shall thereafter be Transferred without again first complying with the provisions of this Section 7.9.1 and Section 7.10 below. The purchase price specified in any Offer Notice shall be payable by the Company or the applicable Offeree(s) solely in cash at the closing of the transaction or, if agreed to by the offering Member, in installments over time and/or using consideration other than cash. If the Company has declined its rights, or only exercised a portion, pursuant to this Section 7.9.1 and more than one Offeree has elected to purchase the Interest being offered such that the amount elected by the Members exceeds the total Interest being offered, then the Offerees so electing to purchase the Interest being offered shall be entitled to purchase their proportionate shares of such Interest (based on their relative numbers of Units then held, excluding any Unvested Units) or in such other proportions as they may agree among themselves with the approval of the Board.

7.9.2 Prior to any Transfer of Series D Preferred Units, Series C Preferred Units or Series B Preferred Units by any Series D Preferred Member, Series C Preferred Member or any Series B Preferred Member (the “Preferred Offeror”) (other than any Permitted Transfer) such Member shall deliver an Offer Notice to the Company and the Offerees (excluding the Preferred Offeror) at least thirty (30) days prior to making such Transfer. The Offer Notice shall disclose in reasonable detail the proposed number of Series D Preferred Units, Series C Preferred Units and/or Series B Preferred Units to be Transferred, the proposed terms and conditions of the Transfer and the identity of the prospective transferee(s). The Company may, or if the Company declines its rights or elects to purchase less than the entire Interest being offered pursuant to this Section 7.9.2, the Offerees (excluding the Preferred Offeror) (or any of them, in accordance with this Section 7.9.2) may, on a pro rata basis based on the aggregate number of Series D Preferred Units, Series C Preferred Units and Series B Preferred Units outstanding held by such Offeree relative to the aggregate number of Series D Preferred Units, Series C Preferred Units and Series B Preferred Units outstanding, elect to purchase all or any portion of the Series D Preferred Units, Series C Preferred Units and/or Series B Preferred Units specified in the Offer Notice (or the portion of such Interest that the Company declined to purchase) at the price and on the terms specified therein by delivering written notice of such election to such Preferred Offeror as soon as practical, but in any event within fifteen (15) days after the delivery of the Offer Notice (or, in the case of the Members, within fifteen (15) days after the Company declines to exercise (or partially exercise) its option to purchase). If the Company or any one or more of the Offerees (excluding the Preferred Offeror) has elected to purchase the entire Interest from such Preferred Offeror, the Transfer of such Interest shall be consummated as soon as practical after the delivery of the election notice(s) contemplated by this Section 7.9.2 to the Company or such Member, but in any event within sixty (60) days after the expiration of the Election Period. In addition, if less than all of the Offerees (excluding the Preferred Offeror) elect to purchase their respective pro rata portion of the Interest being offered from such Preferred Offerors, the Offerees (excluding the Preferred Offeror) who do elect to purchase their respective pro rata portion of the Interest being offered from such Preferred Offeror shall be entitled to purchase the remainder of the Interest being offered on a pro rata basis, based on the aggregate number of Series D Preferred Units, Series C Preferred Units and Series B Preferred Units outstanding held by such participating Offeree relative to the aggregate number of Series D Preferred Units, Series C Preferred Units and Series B Preferred Units held by all of the participating Offerees (excluding the Preferred Offeror), by delivery of a notice to such effect to the Preferred Offeror (which notice may be included in the initial election notice), and the Transfer of such additional portion of the Interest shall be consummated as soon as practical after the delivery of the election notice(s) contemplated by this Section 7.9.2 to the Company or such Member, but in any event within 60 days after the expiration of the Election Period. If the Company or any one or more of the Offerees (excluding the Preferred Offeror) has not elected to purchase a portion of the Interest being offered, such Preferred Offeror may, within seventy five (75) days after the expiration of the Election Period, and subject to the other provisions of this Article 7, Transfer such portion of Interest specified in the Offer Notice to one or more third parties approved by the Board at a price no less than the price specified in the Offer Notice and on other terms no more favorable to the transferees thereof than those that were offered to the Company and the Offerees (excluding the Preferred Offeror) in the Offer Notice. If such Interest is not sold within such seventy five (75) day period to one or more third parties approved by the Board, no part of such Interest shall thereafter be Transferred without again first complying with the provisions of this Section 7.9.2 and Section 7.10 below. The purchase price specified in any Offer Notice shall be payable by the Company or the applicable Offeree(s) solely in cash at the closing of the transaction or, if agreed to by the Preferred Offeror, in installments over time and/or using consideration other than cash. If the Company has declined its rights, or only exercised a portion, pursuant to this Section 7.9.2 and more than one Offeree has elected to purchase the Interest being offered such that the amount elected by the Members exceeds the total Interest being offered, then the Offerees (excluding the Preferred Offeror) so electing to purchase the Interest being offered shall be entitled to purchase their proportionate shares of such Interest (based on their relative numbers of Units then held, excluding any Unvested Units) or in such other proportions as they may agree among themselves with the approval of the Board.

7.10 Co-Sale Rights.

7.10.1 In the event that any Interests that are subject to Sections 7.9.1 or 7.9.2 in connection with a Transfer are not purchased pursuant to Sections 7.9.1 and 7.9.2 above and thereafter are to be Transferred to a prospective transferee (for purposes of this Section 7.10, the “Co-Sale Interests”), each Series D Preferred Member, Series C Preferred Member and Series B Preferred Member (excluding any Preferred Offeror under Section 7.9.2, if applicable) (each, a “Co-Sale Offeree”) may elect to participate in the contemplated Transfer by delivering written notice to the Member proposing to Transfer such Interests (the “Transferring Member”) within fifteen (15) days after the Company declines to exercise its option to purchase pursuant to Section 7.9 above (a “Co-Sale Acceptance Notice”), which Co-Sale Acceptance Notice shall specify the percentage of its Series D Preferred Units, Series C Preferred Units and/or Series B Preferred Units, as the case may be, that such Co-Sale Offeree desires to include in such proposed Transfer, provided that such percentage shall not exceed the percentage that the total number of Series D Preferred Units, Series C Preferred Units and/or Series B Preferred Units, respectively, held by such Co-Sale Offeree represents of the sum of the total number of Series D Preferred Units, Series C Preferred Units and Series B Preferred Units, respectively, that are then outstanding. If no Co-Sale Offeree gives a Co-Sale Acceptance Notice prior to the expiration of the fifteen (15) day period for giving such Co-Sale Acceptance Notice, then the Transferring Member may Transfer the Co-Sale Interests to any Person on terms and conditions that are no more favorable to the Transferring Member than those set forth in the Offer Notice at any time within seventy five (75) days after expiration of such fifteen (15) day period for giving a Co-Sale Acceptance Notice (provided that if any governmental or other third party approval is required with respect to such Transfer, then such period shall be extended until a reasonable time after such approvals are obtained). Any Co-Sale Interests not Transferred by the Transferring Member during such seventy five (75) day period (as such period may be extended pursuant to the immediately preceding sentence) shall again be subject to the provisions of this Section 7.10 prior to any subsequent Transfer.

7.10.2 To the extent that one or more Co-Sale Offerees exercises its right of participation pursuant to Section 7.10, then the Interests that the Transferring Member may sell in the transaction shall be reduced such that the overall Interests to be sold, including any Interests to be sold by such Co-Sale Offerees, shall equal the initial number of Co-Sale Interests to be Transferred as set forth in the Offer Notice (collectively, the “Transferred Interests”).

7.10.3 The aggregate proceeds received from the Transfer of the Transferred Interests pursuant to this Section 7.10 shall be distributed among the Transferring Member and the participating Co-Sale Offerees as if such Units had been sold for an amount equal to the Implied Equity Value of such Units (provided that, for the avoidance of doubt, such distribution of aggregate proceeds received from the Transfer of the Transferred Interests pursuant to this Section 7.10 shall not reduce the amount of any distributions that such Transferred Interests are entitled to receive pursuant to Section 4.1.2 of this Agreement).

7.10.4 The Transferring Member shall not Transfer any Transferred Interests to any prospective transferee if such prospective transferee declines to purchase Interests from participating Co-Sale Offerees, unless the Transferring Member acquires from each such participating Co-Sale Offeree (on the terms set forth in the Offer Notice and in accordance with this Section 7.10) the Interests that such Co-Sale Offeree would be entitled to include in such Transfer on the same price, terms and conditions as would be applicable in a direct sale of such Interests to the proposed transferee, including Section 7.10.3. The Transferring Member will endeavor to facilitate the purchase by any prospective transferee of Interests held by a Co-Sale Offeree which are not eligible for co-sale pursuant to this Section 7.10 if and to the extent such Co-Sale Offeree wishes to include such interests in the Transfer, but neither the Transferring Member nor any other Person shall be liable if the prospective transferee declines to do so.

7.10.5 In connection with any Transfer of Transferred Interests pursuant to this Section 7.10: (a) each Member shall be deemed to approve and consent to the proposed transaction for all purposes; and (b) each participating Co-Sale Offeree shall otherwise sell its Interests on the same terms and conditions as the Transferring Member (other than the Implied Equity Value), and each participating Co-Sale Offeree shall execute all documents and take such actions as may be reasonably required to effectuate such transaction, provided that no Co-Sale Offeree shall be required to provide indemnification in excess of the proceeds it would otherwise be entitled to receive in such transaction or shall be required to provide indemnification with respect to any breach of any representation, warranty or covenant made by any other Member (in its capacity as such), or shall be required to provide any representation or warranty with respect to ownership of any Interests other than the Transferred Interests of such Co-Sale Offeree (provided that such Co-Sale Offeree may be required to provide indemnification with respect to breaches of any representation, warranty or covenant made by or with respect to the Company or the Platform Companies). Each of the Transferring Member and the participating Co-Sale Offerees shall pay its own costs, fees and expenses incurred in connection with any Transfer pursuant to this Section 7.10.

7.10.6 To the extent that one or more Co-Sale Offerees exercises its right of participation pursuant to Section 7.10, the Transferring Member shall consummate the Transfer of the Transferred Interests within seventy five (75) days after expiration of the fifteen (15) day period for giving Co-Sale Acceptance Notices (provided that if any governmental or other third party approval is required with respect to such Transfer, then such period shall be extended until a reasonable time after such approvals are obtained). If the Transferred Interests are not Transferred during such 75-day period (as such period may be extended pursuant to the immediately preceding sentence), the Co-Sale Interests shall again be subject to the provisions of this Section 7.10 prior to any subsequent Transfer.

7.11 Conversion.

7.11.1 Notwithstanding any contrary provision of this Agreement, and without limiting the authority of the Board provided for elsewhere in this Agreement, in the event the Board determined to consummate an IPO and such IPO is approved by the Majority Preferred Members and, if and only if such IPO is not a Qualifying IPO, by the Requisite Series D Majority, the Board shall have the power and authority to incorporate any Person, including the Company, or to merge, convert, combine or effect any other restructuring of any such Person in connection therewith into a corporation or any other entity, and the Board may take such other action as it may deem advisable, including (a) creating one or more subsidiaries of the Company or the newly-formed corporation or other entity, transferring to such subsidiaries any or all of the assets of such Person or the Company (including by merger), dissolving such Person and distributing any stock or securities received to the Members, or (b) causing the Members to exchange their Units for common stock or other securities of the newly formed corporation or other entity that will be offered and sold in such initial public offering or of a newly formed holding company or companies (the entity ultimately conducting an initial public offering, whether the Company, a corporation or another type of entity, being the “IPO Corporation”). In connection with any such transaction, unless the Company continues as a holding company for the IPO Corporation, the Members shall receive, in exchange for their respective Units, either (x) shares of common stock or other equity interests of the IPO Corporation which are of the type offered and sold to the public in such initial public offering and have substantially the same relative economic interest in such corporation or other entity as is set forth in this Agreement or (y) equity interests of a holding company or companies which, together with any remaining interests in the Company and any securities received in the IPO Corporation, have substantially the same relative economic interest as are set forth in this Agreement, subject in each case to any modifications required as a result of the conversion to corporate or other entity form or otherwise reasonably necessary to complete such restructuring and consummate such IPO, all as determined by the Board in its reasonable discretion, it being agreed that common stock or other equity interests in an IPO Corporation will only be considered to have “substantially the same relative economic interest” if each Member receives in exchange for its Units (of any class) an amount of the common stock or other equity securities of such IPO Corporation having a fair market value equal to the amount that would have been distributed to such Member pursuant to Section 4.1.2 (or, if for less than all of the Units in accordance with clause (y) above, the Implied Equity Value with respect thereto) if: (i) all of the assets and business, subject to all liabilities, of the Company had been sold for aggregate net distributable proceeds equal to the fair market value of all of the outstanding capital stock or other equity interests of the IPO Corporation; (ii) the Company was liquidated and all of such net distributable proceeds were distributed pursuant to Section 4.1.2 (for the avoidance of doubt, inclusive of the last paragraph thereof), all on the same date on which the initial public offering occurs and immediately prior thereto; and (iii) all determinations of fair market value in this Section 7.11 were made at the price that the common stock or other equity interest of the IPO Corporation is sold to the public in such initial public offering (as such price is shown on the cover page of the final prospectus for such initial public offering). At the time of such initial public offering, the Members shall, and hereby agree to, take any and all actions deemed necessary or appropriate by the Board to effect such transaction, including entering into “lock-up” agreements on customary terms with respect to securities held immediately before the effective date of the registration statement for such offering.

7.11.2 In connection with and prior to the consummation of any initial public offering by an IPO Corporation, the IPO Corporation shall, and the Board shall cause such IPO Corporation to enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with KKR, Viking and each other holder of Preferred Units representing (directly or indirectly, whether beneficially, upon conversion or otherwise) more than three percent (3%) (“Holders”) of the outstanding shares of common stock or other equity securities of such IPO Corporation of the class registered or to be registered in such initial public offering, in the form attached hereto as Exhibit C, with such changes thereto as may be agreed by Holders holding a majority of the outstanding Units held by all of the Holders, which shall include KKR and Viking.

7.11.3 Prior to the date the IPO Corporation enters into the Registration Rights Agreement with the Holders, neither the Company nor the IPO Corporation shall grant registration rights or similar rights to any Person that have, or would have, priority over, or be pari passu with, the registration rights to be granted to the Holders pursuant to the Registration Rights Agreement without the prior written consent of the Majority Preferred Members. For clarity, neither the Company nor the IPO Corporation shall enter into any agreement with any holder or prospective holder of any securities of the Company or the IPO Corporation that (i) would allow such holder or prospective holder to include a portion of its securities in any “piggyback” registration if such inclusion could reduce the number of Registrable Securities (as defined in the Registration Rights Agreement) that the selling Holders could be entitled to include in such registration under Sections 2.2 and 2.3(b) of the Registration Rights Agreement, (ii) would allow such holder or prospective holder to include such securities in any registration if such agreement would allow such holder or prospective holder to initiate a demand for registration of any of its securities at a time earlier than the holders of Registrable Securities can demand registration under Section 2.1 of the Registration Rights Agreement or (iii) would allow such holder or prospective holder to include a portion of its securities in any registration initiated under Section 2.1 of the Registration Rights Agreement.

7.12 Liquidity Rights.

7.12.1 Company or Platform Company Sale. If, at any time following March 26, 2021, an IPO Corporation that is the Company, a successor to the Company or that owns all or substantially all of the Platform Companies, has not consummated an IPO in accordance with Section 7.11, then the Majority Preferred Members may seek to cause the Company to effect (x) a merger, sale, reorganization or recapitalization of the Company that would result in a Fundamental Transaction, by delivering written notice to the Board (such notice, the “Company Sale Initiation Notice”) or (y) in consultation with the Board, a fully auctioned merger, sale, reorganization or recapitalization with respect to one or more Platform Companies that would result in a Platform Company Sale (such notice, the “Platform Company Sale Initiation Notice”).

(a) Company Sale.

(i) Promptly following receipt by the Board of a Company Sale Initiation Notice, the Board shall select an independent nationally recognized investment bank or valuation firm (the “Independent Financial Advisor”) reasonably acceptable to the Majority Preferred Members to assist the Company in soliciting and evaluating strategic alternatives that would result in a Fundamental Transaction, and the Board shall cause the Company to, as promptly as practicable thereafter, engage such Independent Financial Advisor. The fees, costs and expenses of the Independent Financial Advisor and all other fees, costs and expenses of the Company in connection with the Fundamental Transaction shall be borne by the Company.

(ii) The Company shall provide the Independent Financial Advisor with reasonable access at all reasonable times to the books and records, including financial and accounting records of the Company and the Platform Companies, and the Board and the Company shall afford such Independent Financial Advisor a meaningful opportunity to discuss such information about the business and operations of the Company and the Platform Companies as such Independent Financial Advisor reasonably requires. The Company shall promptly provide such cash flow, earnings and other projections as the Independent Financial Advisor may reasonably request, which projections shall be consistent with the annual operating plan then in effect and the most recently prepared consolidated projections of the Company with only such changes therein as are necessary to reflect events and developments after preparation of such projections; provided that such projections shall contain customary assumptions then being used by comparable companies to the Company.

(iii) If, following a review and evaluation of the strategic alternatives that would result in a Fundamental Transaction presented by the Independent Financial Advisor to the Board and the Majority Preferred Members delivering the Company Sale Initiation Notice, such Majority Preferred Members determine to proceed with one of the alternatives which would reasonably be likely to result in a Fundamental Transaction, the Board, the Company and the other Members shall cooperate fully in taking such actions as such Majority Preferred Members may reasonably request in order to effectuate such Fundamental Transaction, including conducting an auction process, soliciting and evaluating proposals that would result in a Fundamental Transaction, entering into customary confidentiality agreements and providing diligence materials and access to management and the Company’s advisors to potential counterparties, negotiating and entering into definitive agreements to effect such a Fundamental Transaction, causing to be provided (or cooperating with such Majority Preferred Members to provide) a Take-Along Notice to the Members in accordance with Section 7.8 in connection with such Fundamental Transaction, enforcing the terms of Section 7.8 in connection with such Fundamental Transaction, and consummating such Fundamental Transaction as if it were a Take-Along Transaction in accordance with Section 7.8. Notwithstanding the foregoing, the Majority Preferred Members delivering any Company Sale Initiation Notice may withdraw such Company Sale Initiation Notice at any time by delivering, in their sole discretion, a subsequent written notice to the Board.

(b) Platform Company Sale.

(i) The Majority Preferred Members shall consult with the Board in connection with the delivery of any Platform Company Sale Initiation Notice and any Platform Company Sale.

(ii) Promptly following receipt by the Board of a Platform Company Sale Initiation Notice, the Board shall select an Independent Financial Advisor reasonably acceptable to the Majority Preferred Members to assist the Company in soliciting and evaluating strategic alternatives that would result in a Platform Company Sale with respect to the Platform Company or Platform Companies specified in the Platform Company Sale Initiation Notice, and the Board shall cause the Company to, as promptly as practicable thereafter, engage such Independent Financial Advisor. The fees, costs and expenses of the Independent Financial Advisor and all other fees, costs and expenses of the Company in connection with the Platform Company Sale shall be borne by the Company.

(iii) The Company shall provide the Independent Financial Advisor with reasonable access at all reasonable times to the books and records of the Platform Companies that are the subject of the Platform Company Sale Initiation Notice, including financial and accounting records of such investments, and the Board and the Company shall afford such Independent Financial Advisor a meaningful opportunity to discuss such information about the business and operations of such Platform Companies as such Independent Financial Advisor reasonably requires. The Company shall promptly provide such cash flow, earnings and other projections as the Independent Financial Advisor may reasonably request, which projections shall be consistent with the annual operating plan then in effect and the most recently prepared consolidated projections of the Company with respect to such Platform Companies and their businesses, with only such changes therein as are necessary to reflect events and developments after preparation of such projections; provided that such projections shall contain customary assumptions then being used by comparable companies to such Platform Companies.

(iv) If, following a review and evaluation of the strategic alternatives that would result in a Platform Company Sale presented by the Independent Financial Advisor to the Board and the Majority Preferred Members delivering the Platform Company Sale Initiation Notice, such Majority Preferred Members determine to proceed with one of the alternatives which would reasonably be likely to result in a Platform Company Sale, the Board and the Company shall cooperate fully in taking such actions as such Majority Preferred Members may reasonably request in order to effectuate such Platform Company Sale, including conducting an auction process with respect to any applicable Platform Companies, soliciting and evaluating proposals that would result in a Platform Company Sale, entering into customary confidentiality agreements and providing diligence materials and access to management and the Company’s advisors to potential counterparties with respect to any applicable Platform Companies, negotiating and entering into definitive agreements to effect such a Platform Company Sale, and consummating such Platform Company Sale. Notwithstanding the foregoing, the Majority Preferred Members delivering any Platform Company Sale Initiation Notice may withdraw such Platform Company Sale Initiation Notice at any time by delivering, in their sole discretion, a subsequent written notice to the Board.

7.12.2 Company IPO. If, at any time following March 26, 2021, an IPO Corporation has not consummated an IPO, then the Majority Preferred Members may seek to cause the Company or an IPO Corporation to effect an initial public offering in respect of the Company under the Securities Act by delivering written notice to the Board (such notice, the “IPO Initiation Notice”).

(a) Promptly following receipt by the Board of an IPO Initiation Notice, the Board shall select one or more Independent Financial Advisors reasonably acceptable to the Majority Preferred Members delivering such IPO Initiation Notice to assist the Company in structuring, marketing and consummating such initial public offering, and the Board shall cause the Company to, as promptly as practicable thereafter, engage such Independent Financial Advisors.

(b) The Company, with the assistance of the Independent Financial Advisors and the Company’s legal and accounting advisors, shall, and the Board and the Members shall cause the Company to, (i) form an IPO Corporation in accordance with Section 7.11 to the extent necessary or advisable in order to consummate such initial public offering, (ii) prepare all materials and make all required filings under the Securities Act and the Exchange Act or otherwise necessary or desirable in order to market and consummate such initial public offering and, in connection with the formation of any such IPO Corporation, unless the Company continues as a holding company for the IPO Corporation, the Members shall receive, in exchange for their respective Units, shares of common stock or other equity interests of the IPO Corporation, subject to any modifications required solely as a result of the conversion to corporate or other entity form, and as otherwise agreed by the Majority Preferred Members, (iii) cooperate with the Independent Financial Advisors in connection with the initial public offering process, including by providing them reasonable access at all reasonable times to the books and records, including financial and accounting records of the Company or the Platform Companies (in the case of non-Controlled Platform Companies, to the extent reasonably available to the Company) and providing them a meaningful opportunity to discuss such information about the business and operations of the Company and the Platform Companies as such Independent Financial Advisor reasonably requires, and (iv) consummate such initial public offering as promptly as reasonably practicable following receipt of the IPO Initiation Notice and in accordance with Section 7.11. The Company (or the applicable IPO Corporation) shall use its reasonable best efforts to cause the shares of such IPO Corporation to be registered in such initial public offering to be listed on the New York Stock Exchange or the NASDAQ Global Market.

(c) The Board, the Company, any IPO Corporation and the other Members shall cooperate fully in taking such actions as the Majority Preferred Members delivering such IPO Initiation Notice may reasonably request in order to effectuate any initial public offering pursuant to this Section 7.12.2. Without limiting the foregoing, at the time of such initial public offering, the Members shall, and hereby agree to, take any and all actions deemed reasonably necessary or appropriate by the Board or the Majority Preferred Members delivering such IPO Initiation Notice to effect such transaction, including entering into “lock-up” agreements on customary terms with respect to securities held immediately before the effective date of the registration statement for such offering. All fees, costs and expenses of the Company in connection with any such initial public offering shall be borne by the Company. Notwithstanding the foregoing, the Majority Preferred Members delivering any IPO Initiation Notice may withdraw such IPO Initiation Notice at any time by delivering, in their sole discretion, a subsequent written notice to the Board.

7.13 Distributions Upon Fundamental Transaction. Unless the rights to any distribution pursuant to this Section 7.13 are waived in writing on behalf of all Members by the Majority Preferred Members and, with respect to the Series D Preferred Units, subject to Section 6.7.2, in the event of any Fundamental Transaction (other than any final liquidation, dissolution, winding-up or termination of the Company, which shall be governed exclusively by Article 8) or any divestiture of any material asset of the Company, including any Platform Company Sale, whether pursuant to this Article 7 or otherwise, the Company shall cause a distribution of the consideration received by the Company in such transaction to the holders of Units in accordance with Section 8.5 (or, in the case of any divestiture of any material asset of the Company, including any Platform Company Sale, that does not constitute a Fundamental Transaction, pursuant to Section 4.1.2), and shall not expend or dissipate the consideration received in such transaction, except to discharge expenses incurred by or on behalf of the Company in connection with such transaction, to repay indebtedness to the extent required by the terms thereof in connection with such transaction or as otherwise approved by the Board.

ARTICLE 8.

DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

8.1 Limitations. The Company may be dissolved, liquidated, wound-up and terminated only pursuant to the provisions of this Article 8, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company Assets.

8.2 Exclusive Causes. Notwithstanding the Act, the following (and only the following) events shall cause the Company to be dissolved, liquidated, wound-up and terminated:

(a) by written election of the Board and with the approval of the Majority Preferred Members; or

(b) at any time that there are no Members, unless the business of the Company is continued in accordance with the Act.

To the fullest extent permitted by law, any dissolution of the Company other than as provided in this Section 8.2 shall be a dissolution in contravention of this Agreement.

8.3 Effect of Dissolution. The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound-up and its assets have been distributed as provided in Section 8.5 and its Certificate has been cancelled by the filing of a certificate of cancellation with the office of the Delaware Secretary of State. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

8.4 No Capital Contribution Upon Dissolution. Each Member shall look solely to the Company Assets for all distributions with respect to the Company, its Capital Contributions thereto, its Capital Account and its share of Net Profits or Net Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member. Accordingly, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

8.5 Liquidation.

8.5.1 Upon dissolution of the Company, the Company shall thereafter engage in no further business other than that which is necessary to wind up the business, and the Board (or such other Person as the Board may determine) shall act as the “Liquidator” of the Company. A reasonable time shall be allowed for the winding up of the affairs of the Company in order to minimize any losses attendant upon such a winding up. In the event the Liquidator reasonably believes that it is prudent to do so, cash or other assets held in reserve may be placed in a liquidating trust or other escrow immediately prior to the termination of the Company in order to ensure that any and all obligations of the Company are satisfied. After allocating (pursuant to Article 5 of this Agreement) all income, gain, loss and deductions resulting from the liquidation of the Company Assets, the Liquidator shall apply and distribute the cash proceeds thereof as follows:

(a) First, to the creditors of the Company (including to Members who are creditors to the extent permitted by law) in satisfaction of liabilities of the Company, and to the setting up of any reserves for contingencies which the Liquidator may consider necessary or appropriate; and

(b) Thereafter, to the Members in accordance with Section 4.1.2.

8.5.2 Notwithstanding Section 8.5.1, in the event that the Liquidator determines that an immediate sale of all or any portion of the Company Assets would cause undue loss to the Members, the Liquidator, in order to avoid such loss and to the extent not then prohibited by the Act, may either (a) defer liquidation of and withhold from distribution for a reasonable time any Company Assets except those necessary to satisfy, including the provision of reasonable reserves for, the Company’s debts and obligations, or (b) distribute the Company Assets to the Members in kind in a manner otherwise in accordance with the distribution procedure of Section 8.5.1.

ARTICLE 9.

MISCELLANEOUS

9.1 Amendments.

9.1.1 Each Additional Member and Substitute Member shall become a signatory hereto by signing a counterpart signature page to this Agreement, and such other instruments, in such manner, as the Board shall determine. By so signing, each Additional Member and Substitute Member, as the case may be, shall be deemed to have adopted and to have agreed to be bound by all of the provisions of this Agreement.

9.1.2 Subject to Section 6.7, any and all amendments, including by merger or otherwise, to this Agreement may be made from time to time by the Board with the prior written consent of the Majority Preferred Members and without the consent of any other Member; provided that the Board shall not amend this Agreement in a manner that (i) does not treat all Units of a particular class proportionately (for example, such amendment does not treat all Series C Preferred Units proportionately relative to all other Series C Preferred Units or does not treat all Management Incentive Units proportionately relative to all other Management Incentive Units) unless each Member holding Units of such class to be disproportionately adversely affected thereby shall have consented to such amendment, and (ii) treats any class of Units in a manner that is disproportionate and adverse to any other class of Units unless the Members holding a majority of the outstanding Units in each such class of Units to be disproportionately adversely affected thereby shall have consented to such amendment. Nothing in this Section 9.1.2 shall limit the right of the Board to cause the Company to issue any additional Units of any class, or admit any Additional Member, in each case with such rights as the Board shall prescribe, which may be lesser, equal or superior rights to those of any existing Member or existing Units, and the Board may amend this Agreement to reflect the rights and obligations of such class of Units and the issuance thereof, in each case, subject to Section 6.7 and the other terms of this Agreement. The Board may also amend Exhibit A from time to time as contemplated by Section 3.1.

9.1.3 Notwithstanding anything to the contrary set forth herein, if less than 150,955,597 Series D Preferred Units (the “Maximum Series D Preferred Units”) are sold pursuant to the terms of the Purchase Agreement, the terms hereunder that were determined based on the Maximum Series D Preferred Units (i.e., the size of the Management Pool (which shall be 15% of the number of Units following the issuance of the Series D Preferred Units under the Purchase Agreement), the Series D Unit Value, the Required Unit Price and the number of Series D Preferred Units based on the updated Series D Unit Value (taking into account the updated Management Pool) and the Unit Caps (taking into account the updated Management Pool)) shall be equitably adjusted to reflect the actual number of Series D Preferred Units sold by the Company in accordance with the terms of the Purchase Agreement. The Members shall take all actions to amend the terms hereof and the Purchase Agreement to give effect to this Section 9.1.3.

9.2 Member Representations and Warranties. Each Member (solely on behalf of itself and not with respect to any other Member) hereby represents, warrants, covenants and acknowledges as follows:

9.2.1 Generally. As of the date such Person is or was admitted as a Member:

(a) Status. If the Member is a corporation or other entity, such Member is duly incorporated, organized or formed, validly existing and in good standing under the laws of its state or country of incorporation, organization or formation (as the case may be). Such Member has the requisite power and authority to own its property and to carry on its business as now conducted, to the extent material to its rights and obligations under this Agreement.

(b) Authority. Such Member has the requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder in accordance with the terms and provisions hereof. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action, corporate or otherwise, on the part of such Member. This Agreement has been duly executed and delivered by such Member and constitutes the legally valid and binding obligation of such Member, enforceable against it in accordance with its terms, except as enforceability may be affected by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors; (ii) the effect of general principles of equity and the limitation of certain remedies by certain equitable principles of general applicability; and (iii) the fact that the rights to indemnification hereunder may be limited by United States federal or state securities laws.

(c) No Breach or Default. The execution, delivery and performance by such Member of this Agreement and the transactions contemplated hereby will not constitute a breach of any term or provision of, or a default under (i) any outstanding indenture, mortgage, loan agreement or other similar contract or agreement to which such Member or any of its Affiliates is a party or by which it or any of its Affiliates or its or their property is bound; (ii) its certificate or articles of incorporation or bylaws or other governing documents; (iii) any applicable law, rule or regulation; or (iv) any order, writ, judgment or decree applicable to it, except (in case of each of the foregoing clauses (i), (iii) and (iv)) as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on such Member, the Company or the transactions contemplated hereby.

(d) Consents and Approvals. All material consents, licenses, approvals and authorizations, if any, and all material filings and registrations, required from any governmental body, authority, bureau or agency for or on the part of such Member or any of its Affiliates in connection with its execution and delivery of this Agreement and its contributions to the capital of the Company have been obtained on or prior to the Effective Date.

9.2.2 Investment Representations.

(a) Such Member is acquiring its Interest for its own account and not for the account of any other Person. Such Member is acquiring its Interest solely for investment and not with a view to, or for resale in connection with, the distribution or other disposition thereof either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance in violation of the Securities Act. Such Member understands that the sale and issuance of the Interests has not been registered under the Securities Act, applicable state securities laws or the securities or similar laws of any other jurisdiction whatsoever, and, therefore, the Interests cannot be sold, resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the securities and similar laws of each applicable jurisdiction, or unless exemptions from such registration requirements are available. Such Member understands that dispositions of its Interest can be made only (i) as explicitly permitted or contemplated under the terms of this Agreement and (ii) in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder and all applicable state securities and “blue sky” laws; and such Member understands that the Company is under no obligation to register the offer or sale of any Interests in any jurisdiction whatsoever or to assist Members in complying with any exemption from registration under the securities or similar laws of any jurisdiction whatsoever.

(b) Such Member understands that it may bear the economic risk of an investment in an Interest for an indefinite period of time, and such Member’s financial situation is such that it can afford to bear the economic risk of holding its Interest for an indefinite period of time and suffer a complete loss of its investment in the Company.

(c) Such Member further acknowledges that there are substantial risks in making an investment in the Company (including loss of the entire amount of such investment), that such Member is capable of evaluating the merits and risks of the investment in the Company and such Member has evaluated such risks and determined that the Interest is a suitable investment for such Member. Such Member has such knowledge and experience in business, financial and tax matters, including experience in investing in non-listed and non-registered securities, and is a sophisticated investor capable of utilizing the information made available to it in connection with its investment in the Interest to evaluate the merits and risks of its investment in the Company, to make an informed investment decision with respect thereto and to protect its interests in connection with such investment.

(d) Such Member has had the opportunity to ask questions of, and has received satisfactory answers from, appropriate representatives of the Company with respect to the terms and conditions of the transactions contemplated hereby, with respect to the business, affairs, financial conditions, and results of operations of the Company and with respect to any other matters pertaining to this investment. Such Member has had access to such financial and other information as it deemed necessary or appropriate in order for it to make a fully-informed decision as to the transactions contemplated by this Agreement and its Interest, and such Member has had the opportunity to obtain any additional information that it deemed necessary or appropriate to verify any such information to which the Member has had access.

(e) Such Member and its legal, tax, accounting and financial advisers have been provided an opportunity to ask questions of and receive information from a Person or Persons acting on behalf of the Company concerning the investment in the Company, the Company Assets, the Company and such other matters as such Member and any of its advisors have deemed necessary or desirable. All such questions have been answered to the full satisfaction of such Member and any such advisors, and such Member has received all such information requested, but such Member has in all events relied upon its own due diligence in evaluating this Agreement, the Interests and the Company Assets.

(f) Such Member has consulted and been advised by its own legal counsel and tax advisor in connection with, and acknowledges that no representations as to potential profit, tax consequences of any sort (including the tax consequences resulting from forming or operating the Company, conducting the business of the Company, executing this Agreement, consummating the transactions provided for herein, making Capital Contributions, being admitted to the Company, receiving or not receiving distributions from the Company, or being allocated Net Profits and Net Losses), cash flows or funds from operations have been made by the Company, any Member or any Affiliate of any Member or any employee or representative thereof, and that projections and any other financial information and documentation that may have been in any manner submitted to such Member from any source shall not constitute any representation or warranty of any kind or nature, express or implied and such Member is not relying on any representations or warranties of any other Person in connection therewith, including the Company or any other Member.

(g) Unless otherwise indicated by such Member (other than Members who are Service Providers and only hold Management Incentive Units) to the Company in writing prior to the date of such Member’s admission to the Company, such Member, or each beneficial owner (within the meaning of Rule 501 of Regulation D promulgated under the Securities Act (“Regulation D”)) of such Member, (i) is an “accredited investor” as such term is defined in Rule 501 of Regulation D or (ii) is a partnership, corporation, limited liability company, trust or estate with total assets in excess of $5,000,000 and has not been formed for the specific purpose of acquiring the Interest unless each beneficial owner of such entity is qualified as an accredited investor within the meaning of Rule 501 of Regulation D.

9.2.3 Other.

(a) Such Member has not incurred any obligation to a broker or finder for payment of any commission or fee in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including its admission as a Member, for which the Company or any other Member may become liable.

(b) Without in anyway limiting the foregoing, such Member acknowledges and agrees that:

(i) Except as expressly set forth in this Agreement, the Purchase Agreement or any similar purchase agreement, subscription agreement or grant agreement for Units, or any Vesting Agreement, neither the Company, any Member nor any Affiliate of any Member nor any employee or other representative of the foregoing has at any time made any warranties or representations of any kind or character, express or implied, with respect to the Company or the Company Assets, including any warranties or representations as to merchantability or fitness for a particular purpose; and

(ii) All materials, data and information delivered to any Member by any Person relating to the Company Assets have been provided to such Member as a convenience only and any reliance on or use of such materials, data or information by such Member shall be at the sole risk of such Member.

(c) As of the Effective Date, except as set forth on Schedule 6.4.2 to this Agreement, such Member is not receiving or entitled to receive any Platform Fees from any Platform Company that is a Platform Company as of the Effective Date.

9.2.4 Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 9.2 shall survive the expiration or sooner termination of this Agreement.

9.3 Accounting and Fiscal Year. Subject to Code Section 448, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Board. The fiscal year of the Company for tax and accounting purposes (the “Fiscal Year”) shall be the calendar year or on such other date as permitted or required under the Code as the Board shall determine.

9.4 Entire Agreement. This Agreement, together with any Schedules and Exhibits hereto, any Vesting Agreements, any employment agreement or similar agreement between any Member and the Company or any of its Affiliates, and any joinder documents entered into after the Effective Date, sets forth the entire agreement among the parties hereto relating to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings among the parties hereto pertaining to the subject matter hereof.

9.5 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement. Each Member hereby undertakes to take any action necessary or convenient to implement any matter approved in accordance with this Agreement.

9.6 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as follows:

(i) if to the Company:

BridgeBio Pharma LLC

421 Kipling Street

Palo Alto, CA 94301

Attention: Neil Kumar

E-mail: nkumar@bridgebiocapital.com

with a copy to each of the following:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Mitchell S. Bloom

   Maggie Wong

Email: mbloom@goodwinlaw.com

  mwong@goodwinlaw.com

or to such other address as the Company may from time to time specify by notice to the Members; and

(ii) if to a Member, to such Member at the address set forth on Exhibit A, or to such other address as such Member may from time to time specify by notice to the Company.

9.7 Tax Matters.

9.7.1 The KKR Member shall be designated as and shall serve as the initial “tax matters partner” (as defined in Code Section 6231) and as a “partnership representative” for purposes of the Budget Act (defined below) and in any similar capacity under applicable state or local law, to oversee or handle matters relating to the taxation of the Company (such Person is herein referred to as the “TMP”), and as the TMP, such Person shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the TMP. Successor TMPs may be designated by the KKR Member. The TMP shall be entitled to reimbursement for its reasonable out-of-pocket costs and expenses incurred by the TMP on behalf of the Company (as determined by the Board).

9.7.2 For any tax years for which the provisions of the Title XI Partnership Audit Provisions (the “Budget Act”) are effective, the TMP shall use its commercially reasonable efforts to apply the rules and elections under the Budget Act in a manner that minimizes the likelihood that any Member would bear any material tax as a result of any audit or proceeding that is attributable to another Member (other than a predecessor in interest). The TMP is hereby authorized to take any reasonable action required to cause the financial burden of any “imputed underpayment” (as determined under Code Section 6225) (an “Imputed Underpayment”) and associated interest, adjustments to tax and penalties arising from a Company-level adjustment that are imposed on the Company to be borne by the Members and former Members to whom such Imputed Underpayment relates as determined by the TMP after consulting with the Company’s accountants or other advisers, taking into account any differences in the amount of taxes attributable to each Member because of such Member’s status, nationality or other characteristics. By executing this Agreement or a counterpart hereof, each Member (A) expressly authorizes the TMP and the Company to take any and all action that is reasonably necessary under applicable federal income tax law (as such law may be revised from time to time) to cause the Company to make the election set forth in Code Section 6226(a) if the TMP decides to make such election, (B) expressly agrees to take any action, and furnish the TMP with any information necessary, to give effect to such election, and (C) expressly agrees to cooperate with the TMP in connection with determining whether any Imputed Underpayment may be modified pursuant to Code Section 6225(c) and in effecting such modifications. Each Member and former Member hereby severally indemnifies and holds the Company and the TMP harmless for such Member’s or former Member’s respective portion of the financial burden of an Imputed Underpayment as provided in the foregoing sentence. The TMP shall employ experienced tax counsel to represent the Company in connection with any audit or investigation of the Company by the United States Internal Revenue Service (“IRS”) and in connection with all subsequent administrative and judicial proceedings arising out of such audit. No Member shall file a notice with the IRS under Code Section 6222(b) in connection with such Member’s intention to treat an item on such Member’s federal income tax return in a manner that is inconsistent with the treatment of such item on the Company’s federal income tax return unless such Member has, not less than thirty (30) days prior to the filing of such notice, provided the TMP with a copy of the notice and thereafter in a timely manner provides such other information related thereto as the TMP shall reasonably request. If the TMP is required by law or regulation to incur fees and expenses in connection with tax matters not affecting each of the Members, then the TMP may, in its reasonable discretion, seek reimbursement from or charge such fees and expenses to the Capital Accounts of those Members on whose behalf such fees and expenses were incurred. The TMP shall keep the Members informed of all administrative and judicial proceedings, as required by Code Section 6223(g), and shall furnish a copy of each notice or similar communication received by the TMP from the IRS to each Member, except such notices or similar communications as are sent directly to such Member by the IRS.

9.7.3 Except as otherwise specifically provided in this Agreement, the TMP may make all elections for federal income and all other tax purposes (including pursuant to Code Section 754).

9.8 Binding Effect. Except as otherwise expressly provided herein, this Agreement will be binding upon and will inure to the benefit of the Members, their respective heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an Interest, whether as Assignees, Substitute Members, Members or otherwise.

9.9 Severability. If any provision of this Agreement as applied to any party or any circumstances is determined by an arbitrator or any court having jurisdiction to be void, unenforceable or inoperative as a matter of law, then the Members agree that such provision shall be modified to the greatest extent legally possible so that the intent of this Agreement may be legally carried out. If any one or more of the provisions contained herein, or the application thereof in any circumstances, is held void, unenforceable or inoperative as a matter of law in any respect or for any reason, then the validity, enforceability and operation of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Members’ rights and privileges shall be enforceable to the fullest extent permitted by law.

9.10 Confidentiality. Each party hereto agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to, the Company and the Portfolio Companies shall be confidential, and shall not be disclosed or otherwise released to any other Person (other than another party hereto), without the written consent of the Board; provided, however, the KKR Member, Viking and the other Members that are institutional, venture capital or private equity investors may share such information with their respective Affiliates, employees, advisors, limited partners, current or prospective investors, and lenders; provided, further, that such recipients are bound by confidentiality obligations to such Member similar to the obligations of confidentiality contained herein; and provided, further, that the confidential information of the Company and the Platform Companies may not be shared with any portfolio company affiliated with a Member without the prior written consent of the Board. The obligations of the parties hereunder shall not apply to the extent that the disclosure of information is required by applicable law, regulation or legal or regulatory process. The provisions of this Section 9.10 shall survive: (a) a Member’s ceasing to be a Member of the Company for any reason for a period of three (3) years with respect to such Member, and (b) the termination of the Company for a period of three (3) years. Notwithstanding the foregoing, nothing contained herein shall prohibit any Member from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

9.11 Interpretation.

9.11.1 All references in this Agreement to Articles, Sections, clauses, subparagraphs, Exhibits and Schedules shall be deemed to be references to Articles, Sections, clauses and subparagraphs of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement (and, for purposes of clarification, references to this Agreement shall include all Exhibits and Schedules attached hereto). Words in the singular include the plural, and words in the plural include the singular. Any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms. The words “include,” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All references to a “party” or “parties” mean a party or parties to this Agreement unless the context requires otherwise, and all references to any party shall mean and include such party, its successors and permitted assigns unless the context otherwise requires. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

9.11.2 This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any agreement, instrument or document to be drafted.

9.11.3 Any and all payments under this Agreement shall be paid in United States Dollars. All references to “$” herein mean United States Dollars.

9.11.4 For the avoidance of doubt, any determination of the fair market value of the Company or a Unit made by the Board shall not be binding on KKR for purposes of KKR’s internal valuation of its investment in the Company (and vice versa).

9.12 No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of, or be enforceable by, any creditor of the Company or any creditor of any Member. This Agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the parties hereto and, solely with respect to the provisions of Section 6.8, each Indemnitee and each other indemnified Person addressed therein.

9.13 Counterparts. This Agreement and any agreements or documents required to be delivered in connection with this Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.14 Waiver.

9.14.1 No delay, failure or omission on the part of any party hereto in exercising any right, power, remedy or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement or otherwise available to any party under applicable law shall impair any such right, power, remedy or privilege, or affect the right of such party thereafter to exercise the same, or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power, remedy or privilege shall preclude the further exercise of such right, power, remedy or privilege, or the exercise of any other right, power, remedy or privilege. Any extension of time or other indulgence granted to any party hereunder will not otherwise alter or affect any power, remedy or right of any other parties, or the obligations of the party to whom such extension or indulgence is granted.

9.14.2 The failure at any time of any party to require performance by any other parties of any responsibility or obligation provided for in this Agreement shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party of a breach of any provision of this Agreement by the other parties constitute a waiver of any succeeding breach of the same or any other obligation itself.

9.14.3 Subject to the last sentence of Section 9.16, no waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

9.15 Aggregation of Units. All Units held or acquired by Affiliated entities or Persons shall be aggregated together for the purposes of determining the availability of any rights under this Agreement.

9.16 Consents. Except as otherwise expressly provided herein or in the applicable consent, waiver or approval, any consent, waiver or approval to any act or matter required under this Agreement must be in writing and shall apply only with respect to the particular act or matter to which such consent, waiver or approval is given, and shall not relieve any Member from the obligation to obtain the consent, waiver or approval, as applicable, wherever required under this Agreement to any other act or matter. Notwithstanding any contrary provision of this Agreement but subject to the last sentence of this Section 9.16, each Member shall be entitled to exercise all of its approval, consent, voting and waiver rights under this Agreement (including pursuant to Section 6.7), and otherwise make any other determination under this Agreement, in each case in its sole and absolute discretion and in its own self-interest, and will owe no duties whatsoever (including any fiduciary duties) to the Company, any other Member or any other Person in connection with any exercise of any such approval, consent, voting or waiver right (or any decision to refrain from exercising any such approval, consent or waiver right) or any other determination under this Agreement. Except as otherwise expressly provided herein, including Section 6.7.2, Section 6.7.3 and Section 6.7.4, and except for any waiver or consent that would require the consent of holders of a class of Units pursuant to Section 9.1.2(i) or Section 9.1.2(ii) if such waiver or consent were instead an amendment to this Agreement (which waiver or consent shall then be approved by the requisite class of Units under Section 9.1.2(i) or Section 9.1.2(ii)), (i) the Majority Preferred Members may grant a waiver, extension of time or consent hereunder with respect to and on behalf of any or all of the Members and (ii) the Board may grant a waiver, extension of time or consent with respect to and on behalf of any or all of the Management Incentive Members.

9.17 KKR and Viking Names. The Company and each of the Members agree that they shall not use the names of any Member or any other Member, respectively (including “Kohlberg Kravis Roberts & Co.,” “KKR & Co.,” “KKR,” “Viking,” “Viking Global Investors,” “Hillhouse”, “高瓴”, “Gaoling”, “Gao Ling,” or similar names or derivations thereof) in any manner, context or format in connection with this Agreement or the Member’s investment in the Company (including reference on or links to websites, press releases, etc.) without the prior approval of the applicable Member; provided that the Company may, after obtaining the review and comment of the applicable Member, name any of the Members as an investor in the Company in any press release with respect to the transactions contemplated by this Agreement and the Purchase Agreement, and may name any of the Members as investors in the Company on the Company’s website. Notwithstanding anything to the contrary herein, this Section 9.17 shall not be amended or waived without the prior written consent of any Member affected by such amendment or waiver.

9.18 Ownership of Company Property. The interest of each Member in the Company shall be personal property for all purposes. All real and other property owned by the Company shall be deemed owned by the Company as Company Assets. No Member, individually, shall have any direct ownership of Company Assets and title to such property shall be held in the name of the Company.

9.19 Force Majeure. The parties to this Agreement shall be excused from performance of their obligations under this Agreement where they are prevented from so performing by revolutions, terrorism or similar disorders, wars, acts of enemies, strikes, fires, floods, acts of God, or, without limiting the foregoing, by any cause not within the control of the party whose performance is interfered with, and which, by the exercise of reasonable diligence, the party is unable to prevent. All parties shall perform such parts or aspects of their obligations as are not interfered with by these causes.

9.20 Tax Advice. Each party hereto acknowledges and agrees that it has not received and is not relying upon tax advice from any other party hereto, and that it has and will continue to consult its own tax advisors.

9.21 Headings. The headings of all Articles and Sections contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not in any way affect the interpretation hereof.

9.22 Survival. Notwithstanding anything to the contrary contained herein, the provisions of Article 2 (Definitions), Section 3.7 (Liability of Members), Section 6.8 (Indemnification by Company), Section 6.9 (Other Activities), Section 6.10 (No Duty; Fiduciary Duty), Section 9.5 (Further Assurances), Section 9.6 (Notices), Section 9.10 (Confidentiality), Section 9.24 (Attorneys’ Fees) and Section 9.26 (Governing Law) (and any other provision herein necessary for the effectiveness of the foregoing sections) shall survive any (a) termination of this Agreement, including any termination pursuant to Section 9.22, (b) any Transfer by a Member, and (c) the dissolution, liquidation, winding-up or termination of the Company. Notwithstanding the foregoing, any claim with respect to a breach of this Agreement or a failure to comply with any provision of this Agreement, in each case that occurs prior to a termination of this Agreement or any Transfer by a Member, shall survive the termination of this Agreement or such Transfer, respectively, and may be brought at any time following such termination or Transfer.

9.23 Termination Upon an IPO. Subject to Section 9.22, upon the consummation of an IPO by the Company or a successor to the Company in accordance with this Agreement, but, for the avoidance of doubt, not upon the consummation of an IPO by any Platform Company, this Agreement shall terminate and be of no further force or effect.

9.24 Attorneys’ Fees. Each party in any action, mediation or arbitration proceeding to enforce or interpret the provisions of this Agreement shall be responsible for its own fees and expenses incurred in connection therewith.

9.25 Attorney-in-Fact. Each Member (other than the KKR Member and Viking) irrevocably constitutes and appoints each Manager, and any individual expressly designated by the Board (with full power of substitution and resubstitution), as its true and lawful attorney-in-fact and agent with full power and authority in its name, place and stead, where such Member fails to act, or is unable to act, in accordance with this Agreement to execute, acknowledge, verify, deliver, swear to, file and record at the appropriate public offices such documents as the Board or any such designated individual deems necessary or appropriate to carry out the provisions of this Agreement or otherwise continue the valid existence and affairs of the Company, including (a) all amendments to this Agreement adopted in accordance with the terms hereof, and all other instruments that the Board or any such designated individual deems necessary or appropriate to reflect or give effect to such amendments or to reflect or give effect to any change or modification of the Company in accordance with the terms of this Agreement, and (b) all agreements and other instruments that the Board or any such designated individual deems necessary or appropriate to reflect or give effect to the provisions of Article 7. The appointment of the Board and any individual expressly designated by the Board as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Board and any such designated individual to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the incapacity of any Person hereby giving such power, and the transfer or assignment of all or any portion of the Interest of such Person in the Company, and shall not be affected by the subsequent incapacity of such Person; provided that in the event of the assignment by a Member of all of its Interest in the Company, the foregoing power of attorney of an Assignor Member shall survive such assignment; and provided further that if such assignee is admitted as a Substitute Member pursuant to this Agreement, the foregoing power of attorney shall survive with respect to the transferring Member only to the extent of, and for the purpose of, enabling the Board or any such designated individual to execute, acknowledge, swear to and file any instruments necessary to effect the substitution of the Assignee as a Substitute Member. This power of attorney may be exercised by such attorney-in-fact for all Members (or any of them) by a single resolution of the Board or a single signature of any such designated individual acting as attorney-in-fact with or without listing all of the Members executing an instrument. Any Person dealing with the Company may conclusively presume and rely upon the fact that any instrument referred to above, adopted by the Board or executed by any such designated individual holding this power of attorney, is authorized, legal, valid and binding, without further inquiry. If required, each Member shall execute and deliver to the Board or any such designated individual within ten (10) calendar days after the receipt of a request therefor, such further designations, powers of attorney or other instruments as the Board shall reasonably deem necessary for the purposes hereof.

9.26 Governing Law. This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction.

9.27 Submission to Jurisdiction; Forum; Waiver of Jury Trial. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Delaware, and, by execution and delivery of this Agreement, the Company and each Member hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. The Company and each Member hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over it, and agrees not to plead or claim, in any legal action proceeding with respect to this Agreement in any of the aforementioned courts, that such courts lack personal jurisdiction over it. To the fullest extent permitted by applicable law, any legal action or proceeding with respect to this Agreement by the Company or any Member seeking any relief whatsoever against the Company or any other Member shall be brought only in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware) and any appellate court therefrom, and not in any other court in the United States of America, or any court in any other country, unless the Chancery Court of the State of Delaware determines that it does not have jurisdiction over the subject legal action or proceeding, in which case any such legal action or proceeding may be brought in the Federal Courts of the United States located in the State of Delaware and any appellate court therefrom. The Company and each Member hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the aforesaid courts and hereby further irrevocably, to the extent permitted by applicable law, waives its rights to plead or claim and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. The Company and each Member, to the fullest extent permitted by applicable law, irrevocably consents to service of process in connection with any matter arising under this Agreement by first class mail, certified postage prepaid, in accordance with the provisions of Section 9.6. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. THE COMPANY AND EACH MEMBER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH MEMBER MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.

9.28 Equitable Remedies. Each Member and the Company acknowledges and agrees that each of the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that (i) the parties to this Agreement shall be entitled to obtain an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by each other party hereto under this Agreement and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the Members and the Company would not have entered into this Agreement. Each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 9.28 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BRIDGEBIO PHARMA LLC,
a Delaware limited liability company

By:	/s/ Neil Kumar
Name:	Neil Kumar
Title:	Manager

[Signature Page to BridgeBio Pharma LLC – Fourth A&R LLC Agreement]

NEIL KUMAR

/s/ Neil Kumar
Name:	Neil Kumar

[Signature Page to BridgeBio Pharma LLC – Fourth A&R LLC Agreement]

NEIL KUMAR, LLC

By:	/s/ Neil Kumar
Name:	Neil Kumar
Title:	Sole Member

[Signature Page to BridgeBio Pharma LLC – Fourth A&R LLC Agreement]

RICHARD SCHELLER

/s/ Richard Scheller
Name:	Richard Scheller

[Signature Page to BridgeBio Pharma LLC – Fourth A&R LLC Agreement]

HOYOUNG HUH

/s/ Hoyoung Huh
Name:	Hoyoung Huh

[Signature Page to BridgeBio Pharma LLC – Fourth A&R LLC Agreement]

FRANK MCCORMICK

/s/ Frank McCormick
Name:	Frank McCormick

[Signature Page to BridgeBio Pharma LLC – Fourth A&R LLC Agreement]

CHARLES HOMCY

/s/ Charles Homcy
Name:	Charles Homcy

[Signature Page to BridgeBio Pharma LLC – Fourth A&R LLC Agreement]

KKR GENETIC DISORDER L.P.

By: KKR Genetic Disorder GP LLC, its general partner

By:	/s/ Ali J. Satvat
Name:	Ali J. Satvat
Title:	VP

[Signature Page to BridgeBio Pharma LLC – Fourth A&R LLC Agreement]

VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP

By: Viking Global Opportunities Portfolio GP LLC, its general partner

By:	/s/ Matthew Bloom
Name:	Matthew Bloom
Title:	Authorized Signatory

[Signature Page to BridgeBio Pharma LLC – Fourth A&R LLC Agreement]

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

By: AIG Asset Management (U.S.), LLC,
as its investment advisor

By:	/s/ Monika Racz
Name:	Monika Racz
Title:	Managing Director

AMERICAN GENERAL LIFE INSURANCE COMPANY

By: AIG Asset Management (U.S.), LLC,
as its investment advisor

By:	/s/ Monika Racz
Name:	Monika Racz
Title:	Managing Director

[Signature Page to BridgeBio Pharma LLC – Fourth A&R LLC Agreement]

PERCEPTIVE LIFE SCIENCES MASTER
FUND LTD

By:	/s/ James H. Mannix
Name:	James H. Mannix
Title:	Chief Operating Officer

[Signature Page to BridgeBio Pharma LLC – Fourth A&R LLC Agreement]

AISLING CAPITAL IV, LP

By:	/s/ Robert Wenzel
Name:	Robert Wenzel
Title:	CFO

[Signature Page to BridgeBio Pharma LLC – Fourth A&R LLC Agreement]

CORMORANT PRIVATE HEALTHCARE FUND I, LP

By: Cormorant Private Healthcare GP, LLC

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Managing Member of the GP

CORMORANT PRIVATE HEALTHCARE FUND II, LP

By: Cormorant Private Healthcare GP II, LLC

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Managing Member of the GP

CORMORANT GLOBAL HEALTHCARE MASTER FUND, LP

By: Cormorant Global Healthcare GP, LLC

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Managing Member of the GP

CRMA SPV, LP

By: Cormorant Asset Management, LLC, its Attorney-In-Fact

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	CEO/Managing Member

SEQUOIA CAPITAL U.S. GROWTH FUND VIII, L.P.,
for itself and as a nominee

By: SC U.S. GROWTH VIII MANAGEMENT, L.P.
a Cayman Islands exempted limited partnership, its General Partner
By: SC US (TTGP), LTD.,
a Cayman Islands exempted company, its General Partner

By:	/s/ Michael Dixon
Name:	Michael Dixon
Title:	Authorized Signatory

HERCULES CAPITAL, INC.

By:	/s/ Jennifer Choe
Name:	Jennifer Choe
Title:	Assistant General Counsel

HH BBP LLC

By:	/s/ Colm O’Connell
Name:	Colm O’Connell
Title:	Authorized Signatory